Exhibit 2.1

EXECUTION VERSION

PURCHASE, SALE AND MERGER AGREEMENT

by and among

MASSEY ENERGY COMPANY,

CUMBERLAND RESOURCES CORPORATION,

POWELL RIVER RESOURCES CORPORATION

and

THE SELLERS

as defined herein.

March 16, 2010

i

v

TABLE OF CONTENTS

(continued)

LIST OF ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex 1.1(a)	Sellers’ Interests in Top-Tier Companies
Annex 1.1(b)	First Merger Estimated Adjusted Working Capital
Annex 1.1(c)(i)	Persons Deemed to have Knowledge of Sellers
Annex 1.1(c)(ii)	Persons Deemed to have Knowledge of Buyer
Annex 1.1(d)	LLC Estimated Adjusted Working Capital
Annex 2.1(a)	LLC Consideration and Working Capital Allocation
EXHIBITS
Exhibit A	Form of First Merger Plan of Merger
Exhibit B	Form of Second Merger Plan of Merger
Exhibit C	Form of Aircraft Purchase Agreement
Exhibit D	Form of Registration Rights Agreement
SCHEDULES
Schedule 1.1(a)	Companies
Schedule 1.1(b)	Working Capital Excluded Indebtedness
Schedule 6.1(a)	Various Jurisdictional Information
Schedule 6.1(c)(ii)	Compliance with Contracts
Schedule 6.2(a)	Capitalization of Companies
Schedule 6.2(d)	Capitalization Agreements
Schedule 6.3(b)	Closing Date Capitalization of Top-Tier Companies
Schedule 6.4	Consents and Approvals
Schedule 6.5	Audited Financial Statements
Schedule 6.6	Absence of Certain Changes or Events
Schedule 6.7	Status of Licenses
Schedule 6.8	Litigation
Schedule 6.9(a)	Compliance with Law
Schedule 6.10(a)	Material Identified Contracts
Schedule 6.10(b)-1	Validity of Material Identified Contracts
Schedule 6.10(b)-2	Material Identified Contracts with Change in Control Provisions
Schedule 6.11	Tax Matters
Schedule 6.12(a)	Company Benefit Plans
Schedule 6.12(b)	Benefit Plan Compliance with Applicable Laws
Schedule 6.12(c)	Material Liability under Company Benefit Plans
Schedule 6.12(d)	Company Welfare Plans
Schedule 6.12(e)	Effect of Agreement on Obligations to Employees
Schedule 6.13(a)	Compliance with Environmental and Mining Laws
Schedule 6.13(b)	Environmental and Mining Permits
Schedule 6.13(e)	Threatened Action against the Companies

TABLE OF CONTENTS

(continued)

Schedule 6.13(f)	Asbestos Containing Materials or Polychlorinated Biphenyls and Underground Storage Tanks
Schedule 6.13(g)	Indemnification under Environmental and Mining Laws
Schedule 6.13(h)	Persons Permit Blocked
Schedule 6.15(a)	Intellectual Property Rights
Schedule 6.15(b)	Conflicts with Intellectual Property Rights
Schedule 6.15(e)	Maintenance of Intellectual Property Rights
Schedule 6.16(a)	Lessee Leases
Schedule 6.16(b)	Lessor Leases
Schedule 6.16(c)	Railroad Agreements
Schedule 6.16(d)	Owned Real Property
Schedule 6.16(e)	Easements
Schedule 6.16(h)	Exceptions to Real Property Documents
Schedule 6.16(i)	Options Related to Real Property
Schedule 6.16(j)	Consent by Other Parties
Schedule 6.16(k)	Condemnation Actions
Schedule 6.17(b)	Equipment Leases
Schedule 6.18(a)	Labor Matters
Schedule 6.18(b)	Employee Claims and Investigations
Schedule 6.18(d)	Federal Contracts
Schedule 6.19	Insurance Policies
Schedule 6.20(b)	Contracts between Affiliates
Schedule 6.21	Offers
Schedule 7.9(b)	Exceptions to Buyer Financials
Schedule 7.11	Absence of Certain Changes or Events
Schedule 8.1	Operation of the Business
Schedule 8.1(b)	Certain Transactions
Schedule 8.1(d)	Purchase or Lease of Equipment
Schedule 8.1(f)	Capital Expenditures
Schedule 8.6	Consenting Parties
Schedule 8.8(e)	Miscellaneous Bonds
Schedule 8.8(f)	Bond Indemnity Agreements
Schedule 9.2(c)	Indebtedness to be Discharged
Schedule 9.2(j)	Exceptions to Affiliate Agreement Terminations
Schedule 9.2(k)	Material Change of Control Waivers
Schedule 12.2	Certain Expenses

This PURCHASE, SALE AND MERGER AGREEMENT, dated as of March 16, 2010, by and among Massey Energy Company, a corporation organized under the laws of the State of Delaware (“Buyer”), Cumberland Resources Corporation, a corporation organized under the laws of the Commonwealth of Virginia (“CRC”), Powell River Resources Corporation, a corporation organized under the laws of the Commonwealth of Virginia (“PRRC”), and each of the Sellers (as defined below and, together with Buyer, A.T. Massey Sub (as defined below), Buyer’s Sub 1 (as defined below), Buyer’s Sub 2 (as defined below), CRC and PPRC, the “Parties”).

W I T N E S S E T H:

WHEREAS, each of the Sellers owns, beneficially and of record, the shares (the “Equity Interests”) and the limited liability company interests (the “LLC Interests”) in the Top-Tier Companies (as defined below) as shown in Annex 1.1(a) representing one hundred percent (100%) of the outstanding shares and other equity interests in the Top-Tier Companies;

WHEREAS, Sellers desire to sell, convey and transfer to a corporation (“A.T. Massey Sub”) that shall be formed by a wholly-owned subsidiary (“A.T. Massey Intermediate Sub”) of A.T. Massey Coal Company, Inc. after the date hereof, and A.T. Massey Sub desires to purchase and acquire from Sellers, all of their right, title and interest in the LLC Interests (the “Purchase and Sale of LLC Interests”), upon the terms and subject to the conditions set forth in this Agreement (as defined below);

WHEREAS, this Agreement also provides for the merger (the “First Merger”) of CRC into a corporation that shall be formed by Buyer after the date hereof (“Buyer’s Sub 1”), with Buyer’s Sub 1 as the surviving corporation in such Merger, all in accordance with the provisions of this Agreement; and

WHEREAS, this Agreement also provides for the merger (the “Second Merger” and, collectively with the First Merger, each a “Merger” and collectively the “Mergers”) of PRRC into a corporation that shall be formed by Buyer after the date hereof (“Buyer’s Sub 2”), with Buyer’s Sub 2 as the surviving corporation in such Merger, all in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Affiliate” means: (i) with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; and (ii) with respect to any natural Person and the provisions of Section 6.20, Section 8.1(b), Section 8.4 and

Section 9.2(j): (a) any parent, grandparent, sibling, child or spouse of such natural Person, or any Person married to any such Persons; (b) any trust established for the benefit of such natural Person or any Affiliate of such natural Person; or (c) any executor or administrator of the estate of such natural Person.

“Aggregate LLC Interest Purchase Price” shall have the meaning set forth in Section 11.4(h).

“Agreement” shall mean this Agreement and all Annexes, Schedules and Exhibits hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Aircraft Purchase Agreement” shall have the meaning set forth in Section 9.2(f).

“Ancillary Agreements” shall mean the Aircraft Purchase Agreement and the Registration Rights Agreement.

“Articles of Merger” shall mean, with respect to the First Merger Plan of Merger and the Second Merger Plan of Merger, such articles of merger as are required to be filed with the Clerk of the State Corporation Commission of Virginia in respect of each Merger.

“A.T. Massey Intermediate Sub” shall have the meaning set forth in the Recitals.

“A.T. Massey Sub” shall have the meaning set forth in the Recitals.

“Audited Financial Statements” shall have the meaning set forth in Section 6.5.

“Average Daily Closing Price” shall mean (y) the sum of the closing prices of the Buyer Shares on each of the twenty (20) consecutive Trading Days ending the Business Day prior to the Closing Date, as is reported in The Wall Street Journal divided by (z) twenty (20).

“Base Purchase Price” shall have the meaning set forth in Section 2.1.

“BMR” means Black Mountain Resources LLC, a Virginia limited liability company.

“Bond Indemnity Agreements” shall have the meaning set forth in Section 8.8(f).

“Business” shall mean, with respect to any Person and a particular time, the business and operations of such Person as conducted at such time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Balance Sheet” shall have the meaning set forth in Section 7.9(b).

“Buyer Financials” shall have the meaning set forth in Section 7.9(b).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 11.3.

“Buyer Options” shall have the meaning set forth in Section 7.10.

“Buyer Released Parties” shall have the meaning set forth in Section 8.11(a).

“Buyer SEC Reports” shall have the meaning set forth in Section 7.9(a).

“Buyer Shares” shall mean shares of Buyer’s common stock.

“Buyer Shares Maximum Issuance” shall mean the maximum number of Buyer Shares that may be issued by Buyer pursuant to the First Merger Consideration, the Second Merger Consideration and the LLC Buyer Share Consideration without the need for shareholder approval pursuant to the rules of the New York Stock Exchange.

“Buyer’s Sub 1” shall have the meaning set forth in the Recitals.

“Buyer’s Sub 2” shall have the meaning set forth in the Recitals.

“Change of Control Waiver” has the meaning set forth in Section 8.6.

“Charter Document” shall mean any certificate of incorporation, by-laws, certificate of formation, limited liability company operating agreement, partnership agreement or other similar document.

“Chosen Courts” shall have the meaning set forth in Section 12.11.

“Closing” shall have the meaning set forth in Section 5.1(a).

“Closing Cash Delivery Amount” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 5.1(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies” shall mean the entities that are listed in Schedule 1.1(a), and “Company” shall mean any such entity.

“Companies’ Auditors” shall mean KPMG LLP.

“Company Airplane” shall mean the Cessna Citation Sovereign airplane (Serial No. 680-0122, FAA Registration No. N63CR) owned, as of the date of this Agreement, sixty percent (60%) by CRC, thirty percent (30%) by RG and ten percent (10%) by MG.

“Company Benefit Plans” shall have the meaning set forth in Section 6.12(a).

“Company Bonds” shall have the meaning set forth in Section 6.13(b).

“Company Information” shall have the meaning set forth in Section 8.12.

“Company Licenses” shall have the meaning set forth in Section 6.7(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 8.2.

“Consent” shall mean any consent, permit, license, approval, authorization, or other order of, or action or exemption by, or filing with or notification of, any Governmental Entity or third party.

“Consenting Parties” shall have the meaning set forth in Section 8.6.

“Contract” shall mean any written or oral contract, agreement, instrument, license, lease, sublease, mortgage, bond, note or binding understanding, arrangement, commitment, warranty, registration, authorization or collective bargaining agreement (including, without limitation, any of the foregoing relating to real property or mineral estates, including Leases, Easements and Railroad Agreements).

“Control”, and its correlative meanings, “Controlling” and “Controlled”, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, by virtue of being a Director or officer of such Person, or otherwise.

“CPA Firm” shall mean PricewaterhouseCoopers, or, if such firm shall be unable or unwilling to serve in the capacity set forth in Sections 2.3 or 3.14 or if Buyer and Sellers’ Agent acting on behalf of Sellers shall otherwise mutually agree in writing, such other nationally recognized firm of independent auditors mutually agreed in writing by Buyer and Sellers’ Agent acting on behalf of Sellers, or failing any such mutual agreement within five (5) days of notification by the CPA Firm of its inability or unwillingness to serve in the capacity set forth in Sections 2.3 or 3.14, a firm of independent auditors designated by the American Arbitration Association at the request of Buyer or Sellers’ Agent acting on behalf of Sellers (it being specified that any such request shall preclude a subsequent request by Sellers’ Agent and Buyer, respectively).

“CRC” shall have the meaning set forth in the Preamble.

“CRC Equity Allocation” shall have the meaning set forth in Section 11.4(i).

“CRC Office Building” shall mean the office building located at 650 Peter Jefferson Parkway, Suite 230, Charlottesville, Virginia.

“CRC Shareholders” shall mean each of RG and MG.

“CRC Shares” shall have the meaning set forth in Section 3.7(a).

“Director” shall mean, with respect to a Person, any director, management committee member, managing director, principal, partner, manager or person holding comparable positions of such Person.

“Deferred Intercompany Transaction” shall have the meaning set forth in Code Reg. §1.1502 13.

“Easements” shall have the meaning set forth in Section 6.16(e).

“Effective Time” shall have the meaning set forth in Section 5.1(a).

“Employee” shall mean an officer or an employee of any of the Companies.

“Encumbrance” shall mean any lien (statutory or other), security interest, deed of trust, mortgage, covenant, pledge, assignment, adverse claim, title defect, assessment, lease, levy, charge or other encumbrance of any kind, or any conditional sale contract, sale-leaseback, financing lease, title retention contract or other Contract to give any of the preceding.

“Environment” shall mean any ambient or workplace air, surface water, groundwater or drinking water, land surface, subsurface strata, natural resources, real property and the physical buildings, structures and improvements thereon, including without limitation, the sewer, septic and waste treatment, storage and disposal systems servicing the properties.

“Environmental and Mining Laws” shall mean any Law concerning pollution, protection of human health and safety, or the Environment, including testing, monitoring, investigation, restoration, reclamation, preservation or remediation of the Environment, or the presence, use, storage, handling, Release, control, cleanup of or exposure to any Hazardous Materials, and including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, SMCRA, the Mine Safety and Health Act of 1977, as amended, the Black Lung Benefits Reform Act, and any other applicable mining Laws.

“Environmental and Mining Permits” shall mean all permits, licenses, orders, registrations, exemptions, approvals, and other authorizations required or issued pursuant to applicable Environmental and Mining Laws.

“Equipment Leases” shall have the meaning set forth in Section 6.17(b).

“Equity Allocations” shall have the meaning set forth in Section 11.4(i).

“Equity Interests” shall have the meaning set forth in the Recitals.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excess Loss Account” has the meaning set forth in Code Reg. §1.1502 19.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financing Parties” shall have the meaning set forth in Section 8.12.

“First Merger” shall have the meaning set forth in the Recitals.

“First Merger Closing Adjusted Working Capital” shall mean the book value of current assets (excluding book value of marketable securities, if any) of CRC and its corporate subsidiaries on the Closing Date less the book value of the current liabilities (excluding Indebtedness set forth on Schedule 1.1(b) and Intercompany Accounts) of CRC and its corporate subsidiaries on the Closing Date, in each case calculated in accordance with U.S. GAAP on a basis substantially consistent with the corresponding line items set forth in the Audited Financial Statements of CRC and its corporate subsidiaries and consistent with the calculation of First Merger Estimated Adjusted Working Capital attached hereto as Annex 1.1(b), except the Parties agree that the book value of cash on the Closing Date retained by Buyer, if any, shall be included in current assets.

“First Merger Closing Adjusted Working Capital Statement” shall have the meaning set forth in Section 3.14(a).

“First Merger Closing Adjusted Working Capital Statement Date” shall have the meaning set forth in Section 3.14(a).

“First Merger Closing Statement Dispute Notice” shall have the meaning set forth in Section 3.14(c).

“First Merger Consideration” shall mean the number of validly issued, fully paid and non-assessable Buyer Shares that is determined by dividing $180,000,000 by the Average Daily Closing Price, as adjusted pursuant to Section 5.3 hereof.

“First Merger Difference” shall mean the difference between: (i) the First Merger Closing Adjusted Working Capital, as definitively determined pursuant to Section 3.14; and (ii) the First Merger Estimated Adjusted Working Capital.

“First Merger Effective Time” shall have the meaning set forth in Section 3.2.

“First Merger Estimated Adjusted Working Capital” shall mean a negative $2,056,469, representing the book value of current assets (excluding the book value of cash and marketable securities) of CRC and its corporate subsidiaries less the book value of the current liabilities (excluding Indebtedness set forth on Schedule 1.1(b) and Intercompany Accounts) of CRC and its corporate subsidiaries, in each case: (i) as determined in accordance with the balance sheet of CRC and its corporate subsidiaries dated December 31, 2009 set forth in the Audited Financial Statements of CRC and its corporate subsidiaries; and (ii) calculated in accordance with U.S. GAAP on a basis substantially consistent with the corresponding line items set forth in the Audited Financial Statements of CRC and its corporate subsidiaries. The calculation of First Merger Estimated Adjusted Working Capital is set forth in detail on Annex 1.1(b) attached hereto.

“First Merger New Buyer Certificates” shall have the meaning set forth in Section 3.10.

“First Merger Plan of Merger” shall have the meaning set forth in Section 3.1.

“First Merger Post-Closing Adjustment” shall mean the payments required to be made pursuant to Section 3.14(e).

“First Merger Resolution Period” shall have the meaning set forth in Section 3.14(c).

“First Merger Resolved Items” shall have the meaning set forth in Section 3.14(c).

“First Merger Surviving Corporation” shall have the meaning set forth in Section 3.1.

“First Merger Unresolved Items” shall have the meaning set forth in Section 3.14(d).

“Government Regulatory Entity” shall have the meaning set forth in Section 8.3(b).

“Governmental Entity” shall mean any governmental, judicial, executive, administrative or regulatory authority of the United States or any other federal, national, state, provincial or local government (whether domestic or foreign) including, without limitation, the Commonwealth of Kentucky, the Commonwealth of Virginia, the Federal Office of Surface Mining or the Federal Mine Safety and Health Administration, or any subdivision, agency, commission, office or judicial, administrative or regulatory authority thereof.

“Hazardous Material” shall mean any pollutant, contaminant, chemical, material, substance or waste that gives rise to liability under or is listed, defined or classified as a pollutant, contaminant, toxic, or industrial or hazardous material or waste, or is otherwise regulated under any Environmental and Mining Laws including, without limitation, any explosives, radon, radioactive materials (including naturally occurring radioactive materials), asbestos and asbestos-containing-material, urea formaldehyde foam, polychlorinated biphenyls, infectious material, mold, petroleum and petroleum products (including waste petroleum and petroleum byproducts) and coal combustion, preparation and processing wastes.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” shall mean any Tax based upon, measured by, or calculated with respect to income, profits or capital (including any capital gains Tax, franchise Tax, minimum Tax and any Tax or items of Tax preference, and capital Tax of a type that is imposed when the amount of such Tax exceeds the amount of an otherwise applicable franchise Tax or Tax based upon, measured by, or calculated with respect to income or profits, but not including sales, use, consumption, excise, severance, real or personal property, gross receipts, employer, withholding, transfer or other Taxes).

“Indebtedness” of any Person shall mean, at any date, without duplication: (i) all obligations of such Person for borrowed money (including bank lines of credit and bank overdrafts, notes payable and long-term debt, as such terms are defined under U.S. GAAP); (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii)

all obligations of such Person to pay the deferred purchase price of property or services; (iv) all obligations of such Person as lessee that are capitalized in accordance with U.S. GAAP in its most recent audited financial statements; (v) all obligations, contingent or otherwise, of such Person under letters of credit, surety bonds and similar instruments; (vi) all obligations of such Person under or pursuant to interest rate cap contracts, swap contracts, foreign currency exchange contracts or other hedging or similar contracts (including breakage or associated fees); (vii) all Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person; and (viii) all obligations of such Person in the nature of guarantees of the obligations described in clauses (i) through (vii) above of any other Person.

“Intellectual Property Rights” shall have the meaning set forth in Section 6.15(a).

“Intercompany Accounts” shall mean any and all intercompany accounts between each Company that is a limited liability company, on the one hand, and each Company that is a corporation, on the other.

“Inventory” shall mean coal mined by or purchased by the Companies.

“IRS” shall mean the United States Internal Revenue Service.

“Judgment” shall mean any judgment, order, writ, directive, ruling, decision, injunction, decree, settlement agreement or award of any Governmental Entity or arbitrator.

“Knowledge” shall mean: (i) with respect to Sellers, the actual knowledge of the Persons whose names are set forth in Annex 1.1(c)(i) hereto after reasonable internal inquiry; and (ii) with respect to Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2, the actual knowledge of the Persons whose names are set forth on Annex 1.1(c)(ii) hereto after reasonable internal inquiry.

“Law” shall mean any federal, state, provincial or local law, statute, ordinance, regulation, code, standard, Judgment, rule of common law, criteria or requirement enacted, promulgated or issued by a Governmental Entity.

“Leases” shall have the meaning set forth in Section 6.16(b).

“Leased Real Property” shall have the meaning set forth in Section 6.16(a).

“Lessee Leases” shall have the meaning set forth in Section 6.16(a).

“Lessor Leases” shall have the meaning set forth in Section 6.16(b).

“Litigation” shall have the meaning set forth in Section 6.8.

“LLC Allocation” shall have the meaning set forth in Section 11.4(h).

“LLC Buyer Share Consideration” shall mean the number of validly issued, fully paid and non-assessable Buyer Shares that is determined by dividing $113,000,000 by the Average Daily Closing Price, as adjusted pursuant to Section 5.3 hereof.

“LLC Closing Adjusted Working Capital” shall mean, on a combined basis, the book value of current assets (excluding the book value of marketable securities, if any) of the LLCs on the Closing Date less the book value of the current liabilities (excluding Indebtedness set forth on Schedule 1.1(b) and Intercompany Accounts) of the LLCs on the Closing Date, in each case calculated in accordance with U.S. GAAP on a basis substantially consistent with the corresponding line items set forth in the Audited Financial Statements of the LLCs, and consistent with the calculation of LLC Estimated Adjusted Working Capital attached hereto as Annex 1.1(d) except the Parties agree that current assets shall include coal inventory at the mines and the book value of cash retained by Buyer, if any, on the Closing Date.

“LLC Closing Adjusted Working Capital Statement” shall have the meaning set forth in Section 2.3(a).

“LLC Closing Adjusted Working Capital Statement Date” shall have the meaning set forth in Section 2.3(a).

“LLC Difference” shall mean the difference between: (i) the LLC Closing Adjusted Working Capital, as definitively determined pursuant to Section 2.3(a); and (ii) the LLC Estimated Adjusted Working Capital.

“LLC Closing Statement Dispute Notice” shall have the meaning set forth in Section 2.3(d).

“LLC Estimated Adjusted Working Capital” shall mean $16,412,581, representing, on a combined basis, the book value of current assets (excluding the book value of cash and marketable securities) of the LLCs less the book value of the current liabilities of the LLCs (excluding Indebtedness set forth on Schedule 1.1(b) and Intercompany Accounts), in each case: (i) as determined in accordance with the balance sheet of the LLCs dated December 31, 2009, set forth in the Audited Financial Statements of the LLCs, and (ii) calculated in accordance with U.S. GAAP on a basis substantially consistent with the corresponding line items set forth in the Audited Financial Statements of the LLCs. The calculation of LLC Estimated Adjusted Working Capital is set forth in detail on Annex 1.1(d) attached hereto, which shall include coal inventory at the mines.

“LLC Interests” shall have the meaning set forth in the Recitals.

“LLC Post-Closing Adjustment” shall mean the payments required to be made, if any, pursuant to Section 2.3(e).

“LLC Resolution Period” shall have the meaning set forth in Section 2.3(c).

“LLC Resolved Items” shall have the meaning set forth in Section 2.3(c).

“LLCs” shall mean the limited liability companies included in the Companies.

“LLC Unresolved Items” shall have the meaning set forth in Section 2.3(d).

“Losses” shall have the meaning set forth in Section 11.3.

“Material Adverse Effect” shall mean: (i) with respect to the Companies, any change, occurrence or development that, individually, or together with any other change, occurrence or development, has had or would reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), Business, properties (including, without limitation, the state of title to the Real Property), assets, liabilities or results of operations of the Companies taken as a whole, other than any change, occurrence or development arising out of (A) changes, events or developments affecting generally the industries or markets in which the Companies’ Business operates (including, without limitation, changes in world, national or regional market prices for coal, oil, gas, condensate, natural gas liquids or electricity, or any suspension of or limitations in world, national or regional markets for these commodities), (in each case, to the extent not materially disproportionately affecting the Companies relative to their competitors in the coal industry), (B) changes in general economic or political conditions or the financing, currency or capital markets in general or changes in currency exchange rates or currency fluctuations, (in each case, to the extent not materially disproportionately affecting the Companies relative to their competitors in the coal industry), (C) the execution of this Agreement or the announcement hereof or any action taken by a Party in accordance with this Agreement, including, without limitation, the failure of a Consenting Party to provide a Change of Control Waiver, (D) the enactment, repeal or change in any Law, or any change in U.S. GAAP or any interpretation of any of the foregoing, (in each case, to the extent not materially disproportionately affecting the Companies relative to their competitors in the coal industry), (E) the announcement by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Business, (F) the resignation or termination of any Employee of a Company, (G) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (H) any action required to be taken under any Law or order or any Material Identified Contract, (I) any liabilities specifically described in the Schedules hereto or (J) any failure by the Companies to meet any internal projections or forecasts, (ii) with respect to Sellers, a material adverse effect on the ability of such Person to consummate the transactions and fulfill the obligations that such Person is required to consummate and fulfill hereby or on the ability of such Person to enter into and fulfill its obligations under any of this Agreement and the Ancillary Agreements, and (iii) with respect to Buyer, any change, occurrence or development that, individually, or together with any other change, occurrence or development, has had or would reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), Business, properties, assets, liabilities or results of operations of Buyer, other than any change, occurrence or development arising out of (A) changes, events or developments affecting generally the industries or markets in which Buyer’s Business operates (including, without limitation, changes in world, national or regional market prices for coal, oil, gas, condensate, natural gas liquids or electricity, or any suspension of or limitations in world, national or regional markets for these commodities), (in each case, to the extent not materially disproportionately affecting the Buyer relative to its competitors in the coal industry), (B) changes in general economic or political conditions or the financing, currency or capital markets in general or changes in currency exchange rates or currency fluctuations, (in each case, to the extent not materially disproportionately affecting the Buyer relative to its competitors in the coal industry), (C) this Agreement, or the announcement hereof or any action taken by a Party in accordance with this Agreement, including, without limitation, the failure of a Consenting Party to provide a Change of Control Waiver, (D) the enactment, repeal or change in any Law, or any change in U.S. GAAP or any interpretation of any of the foregoing, (in each case, to the extent not materially disproportionately affecting the Buyer relative to its competitors in the coal industry), (E) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (F) any action required to be taken under any Law or order or any existing contract by which Buyer is bound (G) any liabilities specifically described in the Buyer’s Schedules hereto or (H) any failure by Buyer to meet any projections, forecasts or revenue or earnings predictions.

“Material Identified Contract” shall have the meaning set forth in Section 6.10(a).

“Merger” and “Mergers” shall have the meanings set forth in the Recitals.

“MG” shall mean Marvin Gilliam, Jr. of Bristol, Virginia.

“Miscellaneous Bonds” shall have the meaning set forth in Section 8.8(e).

“Old CRC Certificates” shall mean the certificates representing CRC Shares immediately prior to Closing.

“Old PRRC Certificates” shall mean the certificates representing PRRC Shares immediately prior to Closing.

“Ordinary Course of Business” shall mean, with respect to a Person, the ordinary course of the Business of such Person, consistent with past practice.

“Owned Intellectual Property Rights” shall have the meaning set forth in Section 6.15(c).

“Owned Real Property” shall have the meaning set forth in Section 6.16(d).

“Parties” shall have the meaning set forth in the Preamble.

“Permitted Encumbrances” shall mean: (i) liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; (ii) in the case of the Real Property, municipal and zoning ordinances and easements for public utilities, rights of way and other similar encumbrances which are not violated by the present use and/or operation of the related Real Property; (iii) encumbrances on the Real Property that are in the public record, provided such encumbrances do not, individually or in the aggregate, materially interfere with any Company’s occupancy of or the present use and/or operation of the related Real Property; (iv) materialmen’s liens, mechanics’ liens, and similar liens arising in the Ordinary Course of Business if either the underlying obligations are not more than 30 days past due or such lien is being contested in good faith; (v) liens, claims, encumbrances and restrictions which will be released, or caused to be released, by Sellers, as of the Closing Date; (vi) Encumbrances reflected in the Audited Financial Statements; and (vii) any other imperfections of title or any Encumbrances that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value, marketability or continued use of the property.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

“Plans of Merger” shall mean the First Merger Plan of Merger and the Second Merger Plan of Merger.

“Pre-Closing D&O Policy Fees” shall have the meaning set forth in Section 8.10(b).

“Pre-Closing Financial Statements” shall have the meaning set forth in Section 8.2.

“PRRC” shall have the meaning set forth in the Preamble.

“PRRC Equity Allocations” shall have the meaning set forth in Section 11.4(i).

“PRRC Shareholders” shall mean RG.

“PRRC Shares” shall have the meaning set forth in Section 4.7(a).

“Purchase and Sale of LLC Interests” shall have the meaning set forth in the Recitals.

“Railroad Agreements” shall have the meaning set forth in Section 6.16(c).

“Real Property” shall have the meaning set forth in Section 6.16(e).

“Real Property Documents” shall have the meaning set forth in Section 6.16(h).

“Registration Rights Agreement” shall have the meaning set forth in Section 9.3(c).

“Release” shall mean any actual release, spill, emission, discharge, leaking, dumping, injection, pouring, deposit, disposal, dispersal, leaching or migration into or through the Environment, including within any building, structure, facility or fixture.

“Reserve Information” shall have the meaning set forth in Section 6.24.

“Restrictive Covenants” shall have the meaning set forth in Section 8.4(c).

“RG” shall mean Richard B. Gilliam of Charlottesville, Virginia.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the Securities Exchange Commission.

“Second Merger” shall have the meaning set forth in the Recitals.

“Second Merger Consideration” shall mean the number of validly issued, fully paid and non-assessable Buyer Shares that is determined by dividing $27,000,000 by the Average Daily Closing Price, as adjusted pursuant to Section 5.3 hereof.

“Second Merger Effective Time” shall have the meaning set forth in Section 4.2.

“Second Merger New Buyer Certificates” shall have the meaning set forth in Section 4.10.

“Second Merger Plan of Merger” shall have the meaning set forth in Section 4.1.

“Second Merger Surviving Corporation” shall have the meaning set forth in Section 4.1.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Affiliate” shall mean an Affiliate of Seller, other than a Company, that is a party to an Ancillary Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.5.

“Seller Individuals” shall mean RG; MG; Robert F. Stallard of Abingdon, Virginia; and C.E. Bolton, Jr. of Abingdon, Virginia, and “Seller Individual” shall mean any one of them.

“Sellers” shall mean RG; MG; Robert F. Stallard of Abingdon, Virginia; C.E. Bolton, Jr. of Abingdon, Virginia; and Westwood Tall Oaks, and “Seller” shall mean any one of them.

“Sellers’ Agent” shall mean RG; provided, that if RG is unable or unwilling to serve as Sellers’ Agent, then MG shall be Sellers’ Agent; and provided, further, that if neither RG nor MG are willing and able to serve as Sellers’ Agent, a substitute representative shall be promptly appointed by Sellers.

“Sellers Claims and Losses” shall have the meaning set forth in Section 8.11(a).

“Sellers’ LLC Percentage Ownership” shall have the meaning set forth in Section 2.1(a).

“Sellers Related Parties” shall have the meaning set forth in Section 8.11(a).

“Sellers Released Claims” shall have the meaning set forth in Section 8.11(a).

“Seller Transaction Expenses” shall mean the UBS Fee, the Pre-Closing D&O Policy Fees, the Transaction Bonus Payments, together with any payroll Taxes which may be payable with respect thereto, and any legal, accounting, investment banking or other transaction fees relating to the Agreement and the consummation of the transactions contemplated by the Agreement incurred by the Sellers or the Companies.

“SMCRA” shall mean the Federal Surface Mining Control and Reclamation Act of 1977, as amended.

“Solvent” shall have the meaning set forth in Section 7.7.

“Straddle Period” shall have the meaning set forth in Section 11.4(b).

“Tangible Personal Property” shall have the meaning set forth in Section 6.17(a).

“Taxes” shall mean all taxes which are imposed on or incurred by any of the Companies, however denominated, that are imposed by any federal, state, local or foreign government, or any agency or subdivision of any such government, including income, gross receipts, windfall, excess profits, severance, property, production, sales, use, transfer, license, excise, franchise, employment, occupation, workers’ compensation, withholding, environmental, customs duty, capital stock, stamp, payroll, unemployment, social security, disability, excise, production, value added, escheat, alternative or add-on minimum, estimated, occupancy or other taxes, duties or assessments of any kind or payments in-lieu of taxes (including assessments, taxes, fees or other charges imposed by any Taxing Authority which are based on the use or ownership of real property, or which are imposed on or incurred by any of the Companies under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of its membership in an affiliated, consolidated, combined or unitary group for Tax purposes as transferee or successor, by Contract or otherwise), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection, or other imposition of Taxes.

“Tax Returns” shall mean all federal, state, local or foreign tax returns, tax reports, declarations of estimated tax, information reporting returns, all related amendments and supporting documentation, and any other information required to be supplied to a governmental entity with respect to Taxes, including (where permitted or required) combined or consolidated returns for any group of entities that includes the Companies.

“Termination Date” shall have the meaning set forth in Section 10.1(a).

“Third Party Intellectual Property Rights” shall have the meaning set forth in Section 6.15(b).

“Top-Tier Companies” shall mean the Companies that are identified as such in Annex 1.1(a).

“Trading Days” shall mean a day on which the New York Stock Exchange is open for trading.

“Transaction Bonus Payments” shall mean: (i) contributions by one or more of the Companies, as applicable, to CRC or BMR 401(k) plans for the calendar year 2009 and for the year 2010 through the day immediately preceding the Closing Date, and (ii) payments by one or more of the Companies, as applicable, to certain Employees, persons or entities that have provided services to one or more of the Companies; notwithstanding the foregoing, the identities of payees and amounts of any payments in (i) and (ii) above shall be determined by Sellers in their sole discretion, but subject to IRS qualified plan requirements in the case of payments to the CRC or BMR 401(k) plans.

“Transfer Applications” shall have the meaning set forth in Section 8.8(a).

“Transfer Period” shall have the meaning set forth in Section 8.8(b).

“Transfer Taxes” shall have the meaning set forth in Section 12.16.

“Treasury Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended, including the corresponding provisions of any successor regulations.

“UBS” shall have the meaning set forth in Section 6.14.

“UBS Fee” shall have the meaning set forth in Section 6.14.

“U.S. GAAP” shall mean United States generally accepted accounting principles.

“VEBA” shall have the meaning set forth in Section 6.12(b).

“VSCA” shall mean the Virginia Stock Corporation Act, as amended.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as amended.

“Westwood Tall Oaks” shall mean Westwood Tall Oaks LLC, a limited liability company organized under the laws of the Commonwealth of Virginia.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

Section 1.3 Other Definitional Provisions. (a) The obligation of Sellers to cause the Companies to take or to omit to take certain actions or measures as set forth herein shall be understood to mean an obligation of each Seller to cause those entities among the Companies of which it is a direct or indirect holder of equity interests or which it directly or indirectly Controls to take or to omit to take such actions or measures.

(b) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The words “includes” and “including” shall mean “including without limitation.”

(d) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun, pronoun, or adjective shall be deemed to include the plural as well as the singular and to cover all genders.

(e) The terms “dollars” and “$” shall mean United States Dollars. All payments and adjustments hereunder shall be made in United States Dollars.

(f) Any accounting terms used herein but not defined shall be interpreted in accordance with the principles of U.S. GAAP.

ARTICLE II

Purchase and Sale of LLC Interests

Section 2.1 Purchase and Sale of LLC Interests. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Effective Time, A.T. Massey Sub shall purchase from each Seller and each Seller shall sell, convey, assign and transfer to A.T. Massey Sub, free and clear of any and all Encumbrances, all of such Seller’s right, title and interest in and to the LLC Interests set forth across from such Seller’s name in Annex 1.1(a), for an aggregate purchase price of: (i) $623,587,419 (the “Base Purchase Price”); (ii) plus the LLC Buyer Share Consideration (and/or any additional cash payment that may be required pursuant to Section 5.2 hereof); (iii) plus the LLC Estimated Adjusted Working Capital; and (iv) as further adjusted by the LLC Post-Closing Adjustment. Such amounts referenced in clauses (i), (ii) and (iii), above, shall be allocated to each of the LLCs that are Top-Tier Companies as shown in Annex 2.1(a), with such amounts to be distributed to each Seller in accordance with its ownership of such LLCs as reflected in Annex 1.1(a) (“Sellers’ LLC Percentage Ownership”). Sellers, Buyer and A.T. Massey Sub hereby acknowledge and agree that, for purposes of Treasury Regulations Section 1.1032-3, the exchange of any Buyer Shares as consideration for the LLC Interests pursuant to this Section 2.1 are intended to be separate from the exchange of any Buyer Shares pursuant to either of the First Merger or the Second Merger.

Section 2.2 Determination of the Closing Cash Delivery Amount for the LLC Interests. As used in this Agreement, the “Closing Cash Delivery Amount” shall mean an amount equal to (i) the Base Purchase Price (ii) plus the LLC Estimated Adjusted Working Capital.

Section 2.3 Post-Closing Adjustment. (a) As soon as practicable but in no event later than thirty (30) days following the Closing Date, Sellers’ Agent shall, with the assistance of the Companies’ Auditors, deliver to Buyer a calculation of the LLC Closing Adjusted Working Capital (the “LLC Closing Adjusted Working Capital Statement”). The LLC Closing Adjusted Working Capital Statement shall be set forth in sufficient detail to inform Buyer as to the substance of the calculation. Sellers’ Agent shall provide the LLC Closing

Adjusted Working Capital Statement to Buyer together with back-up documentation reasonably necessary to evaluate or understand the LLC Closing Adjusted Working Capital Statement at the time of its delivery (the “LLC Closing Adjusted Working Capital Statement Date”).

(b) During the period of any review or dispute as provided in this Section 2.3, Buyer and Sellers shall, and shall cause each of their Affiliates to: (i) provide each other Party and its representatives with reasonable access to its and its Affiliates’ relevant books, records and employees (to the extent any of such books, records or employees relate to the LLC Closing Adjusted Working Capital Statement) and relevant work papers of accountants or auditors and permit copies to be made of any of the foregoing documentation; and (ii) cooperate fully with each other Party and its authorized representatives, including the provision on a timely basis of all information relevant for purposes of the LLC Closing Adjusted Working Capital Statement.

(c) Buyer may, by notice given to Sellers’ Agent within twenty (20) days after the LLC Closing Adjusted Working Capital Statement Date (the “LLC Resolution Period”), dispute any items in such LLC Closing Adjusted Working Capital Statement (the “LLC Closing Statement Dispute Notice”). Such LLC Closing Statement Dispute Notice shall set forth in reasonable detail Buyer’s objections to the LLC Closing Adjusted Working Capital Statement and Buyer shall be deemed to have agreed with all other items contained in the LLC Closing Adjusted Working Capital Statement (the “LLC Resolved Items”). If Buyer does not deliver a LLC Closing Statement Dispute Notice to Sellers’ Agent within twenty (20) days after the LLC Closing Adjusted Working Capital Statement Date, the calculation of LLC Closing Adjusted Working Capital as set forth in the LLC Closing Adjusted Working Capital Statement shall be final and binding on Buyer and Sellers. If Buyer delivers a LLC Closing Statement Dispute Notice, Buyer and Sellers’ Agent shall use their respective commercially reasonable efforts to attempt in good faith to resolve the disputed items identified in the LLC Closing Statement Dispute Notice.

(d) Any amounts remaining in dispute at the conclusion of the LLC Resolution Period (“LLC Unresolved Items”) shall be submitted by Buyer and Sellers’ Agent to the CPA Firm within ten (10) days after the expiration of the LLC Resolution Period. Each Party agrees to provide the CPA Firm, with copies to the other Party, such work papers and other documents and information related to the LLC Unresolved Items as the CPA Firm may reasonably request if available to such Party or its Affiliates (or their accountants or auditors). All fees and expenses relating to the work, if any, to be performed by the CPA Firm shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers (in accordance with each Seller’s ownership of the particular LLCs to which the dispute relates). The CPA Firm shall act as an arbitrator and not as an expert, to determine, based on the provisions of this Section 2.3, only the LLC Unresolved Items in the LLC Closing Adjusted Working Capital Statement and no other matter whatsoever, other than as expressly set forth herein or in a subsequent express written agreement by Buyer and Sellers’ Agent acting on behalf of Sellers. Sellers’ Agent and Buyer shall request that the CPA Firm provide its determination of the LLC Unresolved Items within thirty (30) days after the submission of the LLC Unresolved Items to the CPA Firm, and a calculation of the LLC Closing Adjusted Working Capital Statement, based upon the amount of LLC Resolved Items and the CPA Firm’s determination of the LLC Unresolved Items, shall be set forth in a written statement delivered to Sellers’ Agent and Buyer by the CPA Firm and shall be final, binding and conclusive on Buyer and Sellers.

(e) Within five (5) Business Days following the earlier of: (i) an agreement or deemed agreement by Buyer and Sellers as to the LLC Closing Adjusted Working Capital, or (ii) the CPA Firm’s determination of all LLC Unresolved Items:

(i) if LLC Closing Adjusted Working Capital is greater than LLC Estimated Adjusted Working Capital, Buyer shall deliver by wire transfer of immediately available funds the amount of the LLC Difference to Sellers, which shall be payable to each Seller pro-rata in accordance with such Seller’s right, title and interest in and to the LLC Interests to which such LLC Difference relates; and

(ii) if LLC Closing Adjusted Working Capital is less than LLC Estimated Adjusted Working Capital, Sellers shall deliver (in accordance with each Seller’s ownership of the particular LLCs to which the dispute relates) by wire transfer of immediately available funds the amount of the LLC Difference to Buyer.

(f) Any payments made to Sellers pursuant to this Section 2.3 shall be made by wire transfer of immediately available U.S. Dollar funds to an account or accounts indicated by the Sellers’ Agent. Any payments made to Buyer pursuant to this Section 2.3 shall be made by wire transfer of immediately available U.S. Dollar funds to an account indicated by Buyer.

(g) Any payments made in respect of the LLC Post-Closing Adjustment shall be deemed to be adjustments to the purchase price of the LLC Interests for all tax purposes.

Section 2.4 LLC Buyer Shares Certificates.

At Closing, Buyer shall issue and deliver to the Sellers certificates representing the LLC Buyer Share Consideration in amounts consistent with the Sellers’ LLC Percentage Ownership.

ARTICLE III

The First Merger

Section 3.1 The First Merger. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, and in accordance with the VSCA, at the Effective Time, CRC shall be merged with and into Buyer’s Sub 1 as set forth in the Plan of Merger substantially in the form of Exhibit A hereto (the “First Merger Plan of Merger”). Following the First Merger, the separate corporate existence of CRC shall cease and Buyer’s Sub 1 shall continue as the surviving corporation (the “First Merger Surviving Corporation”) and shall be governed by the VSCA.

Section 3.2 First Merger Effective Time. As soon as practicable after the satisfaction or waiver, if permissible, of all the conditions set forth in Article IX, the Parties shall cause the First Merger to be consummated by causing the Articles of Merger with respect to the First Merger to be executed and filed in accordance with the relevant provisions of the VSCA. The First Merger shall become effective at the Effective Time and shall be evidenced by the issuance by the State Corporation Commission of Virginia of a certificate of merger in accordance with the relevant provisions of the VSCA (the “First Merger Effective Time”).

Section 3.3 Effects of the First Merger. The First Merger shall have the effects set forth in Section 13.1-721 of the VSCA.

Section 3.4 Articles of Incorporation and By-Laws. The Articles of Incorporation of Buyer’s Sub 1, as in effect immediately prior to the First Merger Effective Time, shall be the Articles of Incorporation of the First Merger Surviving Corporation. The By-Laws of Buyer’s Sub 1, as in effect immediately prior to the First Merger Effective Time, shall be the By-Laws of the First Merger Surviving Corporation.

Section 3.5 Buyer’s Sub 1 Directors. The Directors of Buyer’s Sub 1 immediately prior to the First Merger Effective Time shall be the initial Directors of the First Merger Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 3.6 Buyer’s Sub 1 Officers. The officers of Buyer’s Sub 1 immediately prior to the First Merger Effective Time shall be the initial officers of the First Merger Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 3.7 Conversion of CRC Shares and First Merger Consideration. Subject to the provisions of this Agreement, at the First Merger Effective Time, automatically by virtue of the First Merger and without any action on the part of any Person:

(a) Each share of CRC’s common shares (“CRC Shares”) issued and outstanding immediately prior to the First Merger Effective Time shall, by virtue of the First Merger and without any action on the part of the holder thereof, automatically be converted into the First Merger Consideration (and any additional cash payment that may be required pursuant to Section 5.2) divided by the aggregate number of CRC Shares outstanding immediately prior to the First Merger Effective Time.

(b) Each Buyer Share issued and outstanding immediately prior to the First Merger Effective Time shall remain issued and outstanding and unaffected by the First Merger.

Section 3.8 Rights of CRC Shareholders; Share Transfers. At the First Merger Effective Time, holders of CRC Shares shall cease to be, and shall have no further rights as, shareholders of CRC, other than the right to receive (a) any dividend or other distribution with respect to such CRC Shares with a record date occurring prior to the First Merger Effective Time, and (b) the consideration provided under this Article III. After the First Merger Effective Time, there shall be no transfers on the share transfer books of CRC.

Section 3.9 Fractional Shares. Notwithstanding any other provision hereof, no fractional Buyer Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the First Merger. In lieu thereof, Buyer shall pay to each holder of CRC Shares who would otherwise be entitled to a fractional share of Buyer Shares (after taking into account all Old CRC Certificates delivered by such holder) an amount in cash calculated by multiplying such fraction by the Average Daily Closing Price.

Section 3.10 First Merger New Buyer Certificates. At Closing, Buyer shall issue and deliver to the CRC Shareholders certificates representing the First Merger Consideration in such amounts as determined in accordance with Section 3.7 (the “First Merger New Buyer Certificates”).

Section 3.11 Lost, Stolen or Destroyed Certificates. In the event any Old CRC Certificate shall have been lost, stolen or destroyed and as a condition to Buyer issuing a First Merger New Buyer Certificate in exchange therefor pursuant to Section 3.10, the holder thereof shall make and deliver to Buyer an affidavit of that fact to the First Merger Surviving Corporation with respect to the Old CRC Certificate alleged to have been lost, stolen or destroyed.

Section 3.12 Required Withholding. The First Merger Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder of CRC Shares such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

Section 3.13 Tax Consequences. It is intended by the Parties hereto that the First Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The Parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Nothing contained herein shall constitute a representation or warranty by Buyer that the First Merger will qualify as tax-free.

Section 3.14 Adjustment of First Merger Consideration. (a) As soon as practicable but in no event later than thirty (30) days following the Closing Date, Sellers’ Agent shall, with the assistance of the Companies’ Auditors, deliver to Buyer a calculation of the First Merger Closing Adjusted Working Capital of CRC and its corporate subsidiaries (the “First Merger Closing Adjusted Working Capital Statement”). The First Merger Closing Adjusted Working Capital Statement shall be set forth in sufficient detail to inform Buyer as to the substance of the calculation. Sellers’ Agent shall provide the First Merger Closing Adjusted Working Capital Statement to Buyer together with back-up documentation reasonably necessary to evaluate or understand the First Merger Closing Adjusted Working Capital Statement at the time of its delivery (the “First Merger Closing Adjusted Working Capital Statement Date”).

(b) During the period of any review or dispute as provided in this Section 3.14, Buyer and the CRC Shareholders, shall, and shall cause each of their Affiliates to: (i) provide each other Party and its representatives with reasonable access to its and its Affiliates’ relevant books, records and employees (to the extent any of such books, records or employees relate to the First Merger Closing Adjusted Working Capital Statement) and relevant work papers of accountants or auditors and permit copies to be made of any of the foregoing documentation; and (ii) cooperate fully with each other Party and its authorized representatives, including the provision on a timely basis of all information relevant for purposes of the First Merger Closing Adjusted Working Capital Statement.

(c) Buyer may, by notice given to Sellers’ Agent within twenty (20) days after the First Merger Closing Adjusted Working Capital Statement Date (the “First Merger Resolution Period”), dispute any items in such First Merger Closing Adjusted Working Capital Statement (the “First Merger Closing Statement Dispute Notice”). Such First Merger Closing Statement Dispute Notice shall set forth in reasonable detail Buyer’s objections to the First Merger Closing Adjusted Working Capital Statement and Buyer shall be deemed to have agreed with all other items contained in the First Merger Closing Adjusted Working Capital Statement (the “First Merger Resolved Items”). If Buyer does not deliver a First Merger Closing Statement Dispute Notice to Sellers’ Agent within twenty (20) days after the First Merger Closing Adjusted Working Capital Statement Date, the calculation of First Merger Closing Adjusted Working Capital as set forth in the First Merger Closing Adjusted Working Capital Statement shall be final and binding on Buyer and Sellers. If Buyer delivers a First Merger Closing Statement Dispute Notice, Buyer and Sellers’ Agent shall use their respective commercially reasonable efforts to attempt in good faith to resolve the disputed items identified in the First Merger Closing Statement Dispute Notice.

(d) Any amounts remaining in dispute at the conclusion of the First Merger Resolution Period (“First Merger Unresolved Items”) shall be submitted by Buyer and Sellers’ Agent to the CPA Firm within ten (10) days after the expiration of the First Merger Resolution Period. Buyer and the CRC Shareholders agree to provide the CPA Firm, with copies to the other Party, such work papers and other documents and information related to the First Merger Unresolved Items as the CPA Firm may reasonably request if available to such Party or its Affiliates (or their accountants or auditors). All fees and expenses relating to the work, if any, to be performed by the CPA Firm shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the CRC Shareholders (seventy-five percent (75%) of which shall be borne by RG and twenty-five percent (25%) of which shall be borne by MG). The CPA Firm shall act as an arbitrator and not as an expert, to determine, based on the provisions of this Section 3.14, only the First Merger Unresolved Items in the First Merger Closing Adjusted Working Capital Statement and no other matter whatsoever, other than as expressly set forth herein or in a subsequent express written agreement by Buyer and Sellers’ Agent acting on behalf of the CRC Shareholders. Sellers’ Agent and Buyer shall request that the CPA Firm provide its determination of the First Merger Unresolved Items within thirty (30) days after the submission of the First Merger Unresolved Items to the CPA Firm, and a calculation of the First Merger Closing Adjusted Working Capital Statement, based upon the amount of Resolved Items and the CPA Firm’s determination of the First Merger Unresolved Items, shall be set forth in a written statement delivered to Sellers’ Agent and Buyer by the CPA Firm and shall be final, binding and conclusive on Buyer and Sellers.

(e) Within five (5) Business Days following the earlier of: (i) an agreement or deemed agreement by Buyer and the CRC Shareholders as to the First Merger Closing Adjusted Working Capital, or (ii) the CPA Firm’s determination of all First Merger Unresolved Items:

(i) if First Merger Closing Adjusted Working Capital is greater than First Merger Estimated Adjusted Working Capital, Buyer shall deliver by wire transfer of immediately available funds seventy-five percent (75%) of the amount of such First Merger Difference to RG and twenty-five percent (25%) of the amount of such First Merger Difference to MG; and

(ii) if First Merger Closing Adjusted Working Capital is less than First Merger Estimated Adjusted Working Capital, RG shall deliver seventy-five percent (75%) of the amount of such First Merger Difference by wire transfer of immediately available funds to Buyer and MG shall deliver twenty-five percent (25%) of the amount of such First Merger Difference by wire transfer of immediately available funds to Buyer.

(f) Any payments made to the CRC Shareholders pursuant to this Section 3.14 shall be made by wire transfer of immediately available U.S. Dollar funds to an account or accounts indicated by the Sellers’ Agent. Any payments made to Buyer pursuant to this Section 3.14 shall be made by wire transfer of immediately available U.S. Dollar funds to an account indicated by Buyer.

(g) In no event shall the payments to the CRC Shareholders pursuant to this Section 3.14 payable in consideration other than Buyer Shares plus the amount deemed paid pursuant to Section 3.12 exceed more than 59% of the aggregate consideration paid to CRC Shareholders in the First Merger.

(h) Any payments made in respect of the First Merger Post-Closing Adjustment shall be deemed to be adjustments to the First Merger Consideration for all tax purposes.

ARTICLE IV

The Second Merger

Section 4.1 The Second Merger. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, and in accordance with the VSCA, at the Effective Time, PRRC shall be merged with and into Buyer’s Sub 2 as set forth in the Plan of Merger substantially in the form of Exhibit B hereto (the “Second Merger Plan of Merger”) . Following the Second Merger, the separate corporate existence of PRRC shall cease and Buyer’s Sub 2 shall continue as the surviving corporation (the “Second Merger Surviving Corporation”) and shall be governed by the VSCA.

Section 4.2 Second Merger Effective Time. As soon as practicable after the satisfaction or waiver, if permissible, of all the conditions set forth in Article IX, the Parties shall cause the Second Merger to be consummated by causing Articles of Merger with respect to the Second Merger to be executed and filed in accordance with the relevant provisions of the VSCA. The Second Merger shall become effective at the Effective Time and shall be evidenced by the issuance by the State Corporation Commission of Virginia of a certificate of merger in accordance with the relevant provisions of the VSCA (the “Second Merger Effective Time”).

Section 4.3 Effects of the Second Merger. The Second Merger shall have the effects set forth in Section 13.1-721 of the VSCA.

Section 4.4 Articles of Incorporation and By-Laws. The Articles of Incorporation of Buyer’s Sub 2, as in effect immediately prior to the Second Merger Effective Time, shall be the Articles of Incorporation of the Second Merger Surviving Corporation. The By-Laws of Buyer’s Sub 2, as in effect immediately prior to the Second Merger Effective Time, shall be the By-Laws of the Second Merger Surviving Corporation.

Section 4.5 Buyer’s Sub 2 Directors. The Directors of Buyer’s Sub 2 immediately prior to the Second Merger Effective Time shall be the initial Directors of the Second Merger Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 4.6 Buyer’s Sub 2 Officers. The officers of Buyer’s Sub 2 immediately prior to the Second Merger Effective Time shall be the initial officers of the Second Merger Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 4.7 Conversion of PRRC Shares and Second Merger Consideration. Subject to the provisions of this Agreement, at the Second Merger Effective Time, automatically by virtue of the Second Merger and without any action on the part of any Person:

(a) Each share of PRRC’s common shares (“PRRC Shares”) issued and outstanding immediately prior to the Second Merger Effective Time shall, by virtue of the Second Merger and without any action on the part of the holder thereof, automatically be converted into the Second Merger Consideration (and/or any additional cash payment that may be required pursuant to Section 5.2) divided by the aggregate number of PRRC Shares outstanding immediately prior to the Second Merger Effective Time.

(b) Each Buyer Share issued and outstanding immediately prior to the Second Merger Effective Time shall remain issued and outstanding and unaffected by the Second Merger.

Section 4.8 Rights of PRRC Shareholders; Share Transfers. At the Second Merger Effective Time, holders of PRRC Shares shall cease to be, and shall have no further rights as, shareholders of PRRC, other than the right to receive (a) any dividend or other distribution with respect to such PRRC Shares with a record date occurring prior to the Second Merger Effective Time, and (b) the consideration provided under this Article IV. After the Second Merger Effective Time, there shall be no transfers on the share transfer books of PRRC.

Section 4.9 Fractional Shares. Notwithstanding any other provision hereof, no fractional Buyer Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Second Merger. In lieu thereof, Buyer shall pay to each holder of PRRC Shares who would otherwise be entitled to a fractional share of Buyer Shares (after taking into account all Old PRRC Certificates delivered by such holder) an amount in cash calculated by multiplying such fraction by the Average Daily Closing Price.

Section 4.10 Second Merger New Buyer Certificates. At Closing, Buyer shall issue and deliver to the PRRC Shareholders certificates representing the Second Merger Consideration in such amounts as determined in accordance with Section 4.7 (the “Second Merger New Buyer Certificates”).

Section 4.11 Lost, Stolen or Destroyed Certificates. In the event any Old PRRC Certificate shall have been lost, stolen or destroyed and as a condition to Buyer issuing a Second Merger New Buyer Certificate in exchange therefor pursuant to Section 4.10, the holder thereof shall make and deliver to Buyer an affidavit of that fact to the Second Merger Surviving Corporation with respect to the Old PRRC Certificate alleged to have been lost, stolen or destroyed.

Section 4.12 Required Withholding. The Second Merger Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder of PRRC Shares such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

Section 4.13 Tax Consequences. It is intended by the Parties hereto that the Second Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The Parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Nothing contained herein shall constitute a representation or warranty by Buyer that the Second Merger will qualify as tax-free.

ARTICLE V

Closing

Section 5.1 The Closing. (a) The consummation of the transactions described in Articles II, III and IV (the “Closing”) shall take place at the offices of McGuireWoods LLP, 901 E. Cary Street, Richmond, Virginia at 10:00 A.M., local time, two (2) Business Days after the day upon which all the conditions set forth in Article IX hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided, that the occurrence of the Closing is subject to the satisfaction or waiver of those conditions), or at such other time and place as Buyer and Sellers’ Agent acting on behalf of Sellers may agree in writing. The date on which the Closing occurs is called the “Closing Date” and to the extent consistent with applicable Law, the Closing shall be deemed to have occurred effective upon the later of the First Merger Effective Time or the Second Merger Effective Time on the day of the Closing Date (the “Effective Time”).

(b) At the Closing, Sellers shall deliver or cause to be delivered to Buyer, the following instruments and documents, in form and substance reasonably satisfactory to Buyer:

(i) certificates of good standing, existence or similar documents as of a recent date with respect to each Company, in each case issued by the appropriate Governmental Entity in each Company’s jurisdiction of formation;

(ii) certificates evidencing the certificated LLC Interests, if such LLC Interests are certificated, duly endorsed in blank;

(iii) instruments of assignment duly executed by the relevant Seller in form and substance reasonably acceptable to Buyer effecting the transfer of the uncertificated LLC Interests to Buyer;

(iv) a receipt from Sellers for the Closing Cash Delivery Amount;

(v) the certificates required by Section 9.2(a) and (b);

(vi) the written resignations of all Directors and officers, as applicable, of each Company, effective as of the Closing Date;

(vii) each Seller’s certificate complying with section 1445 of the Code and Treasury Regulations thereunder, duly executed and acknowledged, certifying that such Seller is not a foreign person;

(viii) a duly completed and executed Form W-9 from each of the Sellers;

(ix) the Ancillary Agreements duly executed by each or any Seller or Seller Affiliate that is party thereto;

(x) without limiting the generality of Sellers’ representations and warranties herein, a certificate from Westwood Tall Oaks, CRC and PRRC, as applicable, dated as of the Closing Date, setting forth resolutions or written consents duly adopted by each of: (A) the shareholders of CRC and PPRC, (B) the Board of Directors or other competent management body of each Company, and (C) the members and sole manager of Westwood Tall Oaks, authorizing the execution and delivery of this Agreement, the Ancillary Agreements and the Articles of Merger (which include the Plans of Merger), as applicable, and the consummation of the transactions contemplated thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(xi) the Old CRC Certificates, together with stock powers, executed in blank (or such affidavit required by Section 3.11);

(xii) the Old PRRC Certificates, together with stock powers, executed in blank (or such affidavit required by Section 4.11); and

(xiii) such other certificates, instruments of conveyance and documents as may reasonably be requested by Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 prior to the Closing Date to consummate the transactions contemplated by this Agreement.

(c) At the Closing, Buyer shall deliver or cause to be delivered to Sellers, the following instruments and documents, in form and substance reasonably satisfactory to Sellers’ Agent:

(i) the Closing Cash Delivery Amount by wire transfer of immediately available funds, to be allocated among Sellers in accordance with the Sellers’ LLC Percentage Ownership;

(ii) the LLC Buyer Share Consideration in the form of the LLC Buyer Shares Certificates (plus any additional cash payment that may be required pursuant to Section 5.2), to be allocated among Sellers in accordance with the Sellers’ LLC Percentage Ownership;

(iii) a receipt from Buyer for the LLC Interests;

(iv) the certificates required by Section 9.3(a) and (b);

(v) the Ancillary Agreements, duly executed by Buyer, if a party thereto;

(vi) the First Merger Consideration in the form of the First Merger New Buyer Certificates plus any additional cash payment that may be required pursuant to Section 5.2 hereof;

(vii) the Second Merger Consideration in the form of the Second Merger New Buyer Certificates plus any additional cash payment that may be required pursuant to Section 5.2 hereof;

(viii) certificates of good standing, existence or similar documents as of a recent date with respect to Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2, in each case issued by the appropriate Governmental Entity in each of their jurisdictions of formation;

(ix) without limiting the generality of Buyer’s, A.T. Massey Sub’s, Buyer’s Sub 1’s or Buyer’s Sub 2’s representations and warranties herein, a certificate from each of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2, dated as of the Closing Date, setting forth resolutions or written consents duly adopted by each of: (A) the shareholders or members, as appropriate, of A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 and (B) the Board of Directors or other competent management body of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2, authorizing the execution and delivery of this Agreement, the Ancillary Agreements and the Articles of Merger and the consummation of the transactions contemplated thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date; and

(x) such other certificates, instruments of conveyance and documents as may reasonably be requested by Sellers’ Agent prior to the Closing Date to consummate the transactions contemplated by this Agreement.

(d) At the Closing, CRC and Buyer’s Sub 1 shall have executed in the manner required by the VSCA and delivered to the Clerk of the State Corporation Commission of Virginia duly executed Articles of Merger (including the First Merger Plan of Merger) and the parties shall have taken such other and further actions as may be required by law to make the First Merger effective and the Clerk of the State Corporation Commission of Virginia shall have declared the First Merger to be effective at the Effective Time, as contemplated by Section 3.2 hereof.

(e) At the Closing, PRRC and Buyer’s Sub 2 shall have executed in the manner required by the VSCA and delivered to the Clerk of the State Corporation Commission of Virginia duly executed Articles of Merger (including the Second Merger Plan of Merger) and the parties shall have taken such other and further actions as may be required by law to make the Second Merger effective and the Clerk of the State Corporation Commission of Virginia shall have declared the Second Merger to be effective at the Effective Time, as contemplated by Section 4.2 hereof.

(f) No later than one (1) day prior to the Closing Date, Sellers will fund or contribute or cause the Companies to fund or contribute or set aside to a bank account of one of the Companies, as applicable, the Transaction Bonus Payments and the payor’s share of payroll and employment Taxes thereon, if any, which shall be effective for all purposes on the books of the Companies prior to Closing and which shall be taken as deductions on the Companies’ Tax Returns filed pursuant to Section 11.4(g)(A); provided, however, any Transaction Bonus Payment which is an “excess parachute payment” within the meaning of Section 280G of the Code or which, if paid after the Closing would constitute “applicable employee remuneration” within the meaning of Section 162(m) of the Code, shall be paid prior to the Closing.

Section 5.2 Buyer Shares Maximum Issuance. Notwithstanding anything herein to the contrary, the Parties agree that in the event the total number of Buyer Shares issuable pursuant to the First Merger Consideration, the Second Merger Consideration and the LLC Buyer Share Consideration shall exceed the Buyer Shares Maximum Issuance, then the number of Buyer Shares equal to the Buyer Shares Maximum Issuance shall be apportioned first to the First Merger Consideration, then to the Second Merger Consideration, and then to the LLC Buyer Share Consideration, and no further issuances of Buyer Shares shall be required under this Agreement. In such event, Buyer shall provide additional cash payments (in the event that the amount calculated below is positive) as follows:

(a) in the First Merger, equal to (x) the Average Daily Closing Price, multiplied by (y) the number of Buyer Shares issuable under the definition of First Merger Consideration (without adjustment pursuant to this Section 5.2) minus the Buyer Shares Maximum Issuance;

(b) in the Second Merger, equal to (x) the Average Daily Closing Price, multiplied by (y) the number of Buyer Shares issuable under the definition of Second Merger Consideration (without adjustment pursuant to this Section 5.2) minus the actual number of Buyer Shares issued in the Second Merger pursuant to this Section 5.2, if any; and

(c) in the Purchase and Sale of LLC Interests, equal to (x) the Average Daily Closing Price, multiplied by (y) the number of Buyer Shares issuable under the definition of LLC Buyer Share Consideration (without adjustment pursuant to this Section 5.2) minus the actual number of Buyer Shares issued in the Purchase and Sale of LLC Interests pursuant to this Section 5.2, if any.

Section 5.3 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, (i) any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of Buyer shall occur as the result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or (ii) Buyer declares an extraordinary dividend or distribution payable in cash, securities or other assets, the First Merger Consideration, the Second Merger Consideration and the LLC Buyer Share Consideration (in each case as applicable to Buyer Shares delivered in connection therewith) shall be equitably adjusted, without duplication, to reflect such change; provided, that nothing in this Section 5.3 shall be construed to permit Buyer to take any action with respect to its respective securities that is prohibited or not expressly permitted by the terms of this Agreement.

ARTICLE VI

Representations and Warranties of Sellers

As of the date hereof and as of the Closing Date (unless otherwise indicated herein), each Seller individually represents and warrants, severally, but not jointly, to Buyer and only to the extent that the following representations and warranties pertain to Companies in which such Seller has an ownership interest, as follows:

Section 6.1 Organizational Matters Regarding, and Legal Capacity of, Sellers, the Seller Affiliates and the Companies.

(a) Organization and Qualification; Power. Each of Westwood Tall Oaks and the Companies is a corporation or limited liability company duly organized, validly existing and in good standing, if applicable, under the Laws of its jurisdiction of organization. Schedule 6.1(a) sets forth (i) the state that is the principal residence of each Seller and the jurisdiction of organization of Westwood Tall Oaks, (ii) the state of organization of each of the Companies and (iii) the states in which each of the Companies is qualified or licensed as a foreign corporation. Westwood Tall Oaks and each Company is duly qualified or licensed and in good standing as a foreign corporation or limited liability company in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified or licensed would not have or reasonably be expected to have a Material Adverse Effect on the Companies or Sellers (within the meaning of clause (ii) of the definition thereof). Each Company has all requisite corporate or limited liability company power and authority to own, lease and operate its assets, and to carry on its Business. Sellers have furnished to Buyer true, complete and correct copies of the Charter Documents for each of the Companies, each as amended to date.

(b) Authority; Validity. Each of Sellers and the Seller Affiliates that are parties to the Ancillary Agreements have all requisite legal capacity and CRC, PRRC and Westwood Tall Oaks have all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which he or it is a party, to consummate the transactions contemplated hereby and thereby and to perform his or its obligations hereunder and thereunder. The execution and delivery of this Agreement by Westwood Tall Oaks, CRC, PRRC and each Seller Affiliate (in the case of Westwood Tall Oaks) and of the documents and instruments to be executed by Westwood Tall Oaks, CRC, PRRC or each Seller Affiliate pursuant hereto (including the Ancillary Agreements) and the performance of the transactions contemplated hereunder and of its obligations thereunder have been duly authorized by Westwood Tall Oaks, CRC, PRRC or such Seller Affiliate, as the case may be. This Agreement has been duly executed and delivered by CRC, PRRC and each Seller and, assuming due authorization, execution and delivery of this Agreement by Buyer, constitutes a legal, valid and binding obligation of CRC, PRRC and each Seller enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally or (ii) general principles of equity (regardless whether enforceability is considered in a proceeding at law or in equity). At Closing, each of the Ancillary Agreements will be duly executed and delivered by CRC, PRRC and each Seller or Seller Affiliate party thereto, and assuming due authentication, execution and delivery of such Ancillary Agreements by the other parties thereto (other than CRC, PRRC and the Seller or Seller Affiliate party thereto), will constitute legally valid and binding obligations of CRC, PRRC and each Seller and Seller Affiliate party thereto, enforceable against such Person in accordance with such Ancillary Agreement’s or other agreement’s or document’s terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally or (ii) general principles of equity (regardless whether enforceability is considered in a proceeding at law or in equity). The board of directors and shareholders of CRC have approved the First Merger, this Agreement and the related First Merger Plan of Merger. The board of directors and shareholders of PRRC have approved the Second Merger, this Agreement and the related Second Merger Plan of Merger. Other than final approval of the First Merger Plan of Merger and the Second Merger Plan of Merger by the board of directors and shareholders of CRC and PRRC, respectively, once Buyer’s Sub 1 and Buyer’s Sub 2 are formed by Buyer, which approval RG, MG, CRC and PRRC agree to cause, no further act or proceeding on the part of any Seller is necessary to authorize this Agreement and the related Plans of Merger or the Ancillary Agreements to which it is a party or the performance of its obligations hereunder or thereunder.

(c) Compliance; Binding Effect. The execution and delivery of this Agreement, the Ancillary Agreements, the Articles of Merger and each other agreement to be delivered in connection herewith and therewith by CRC, PRRC and each Seller or Seller Affiliate party thereto, and the consummation of the transactions contemplated by Articles II, III and IV hereof and otherwise contemplated hereby and thereby and compliance with the provisions of this Agreement and the Ancillary Agreements will not: (i) violate any provision of the Charter Documents of Westwood Tall Oaks, any of the Companies or the Seller Affiliates; (ii) other than as set forth in Schedule 6.1(c)(ii), constitute a breach or violation of, or default under, or give rise to a right of termination, cancellation or creation or accelerate any obligation, or create an Encumbrance on any assets, properties or rights of any Company, Seller or Seller Affiliate (with or without notice, lapse of time or both) pursuant to, any Material Identified Contract binding upon any Company, Seller or Seller Affiliate or to which any of their respective properties or assets are bound; or (iii) violate or conflict with any Law or Judgment to which any Company, Seller or Seller Affiliate or any of their respective properties or assets is subject or by which any Company, Seller or Seller Affiliate, or any of their respective properties or assets is bound, excluding from the foregoing clauses (ii) and (iii) such breaches, violations, defaults, accelerations, conflicts or rights (A) that, would neither have or reasonably be expected to have a Material Adverse Effect on the Companies nor materially adversely affect the ability of CRC, PRRC or any Seller or Seller Affiliate to perform its obligations hereunder or (B) that become applicable as a result of (x) the business or activities in which Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 or any of their Affiliates is or proposes to be engaged or (y) any acts or omissions by, or facts pertaining to, Buyer, A.T. Massey Sub, Buyer’s Sub 1, Buyer’s Sub 2 or any of their Affiliates.

Section 6.2 Capitalization of the Companies.

(a) Capital Stock. Schedule 6.2(a) sets forth for each Company: (i) its name and jurisdiction of incorporation or organization; (ii) the number of authorized, issued and outstanding and treasury shares (if any) of its capital stock, limited liability company interests or other equity interests; (iii) the identity of the stockholders or owners of each of the Companies; and (iv) the number of shares, limited liability company interests or other equity interests held by each such stockholder, member or owner. All of the issued and outstanding shares or other equity interests of each of the Companies were duly authorized and have been validly issued, are fully paid and nonassessable, are held of record and beneficially by the respective entities as set forth in Schedule 6.2(a) on the date indicated therein and each such record and beneficial owner of such shares, limited liability company interests or other equity interests has good and valid title to the shares, limited liability company interests and other equity interests as set forth in Schedule 6.2(a). None of the issued and outstanding shares, limited liability company interests and other equity interests of the Companies has been issued in violation of any preemptive or similar rights. Except as set forth in Schedule 6.2(a), with regard to each Company there are no issued, reserved for issuance or outstanding: (i) shares of capital stock (preferred or otherwise), voting securities, limited liability company interests or other equity interests; (ii) securities convertible into or exercisable or exchangeable for shares of capital stock (preferred or otherwise), voting securities or other equity interests; (iii) options, warrants, purchase rights, subscription rights, or other rights or agreements to acquire from such Company, or other obligations of such Company to issue, transfer, sell or otherwise cause to become outstanding any shares of capital stock, voting securities or other equity interests or securities convertible into or exercisable or exchangeable for shares of capital stock, voting securities, limited liability company interests or other equity interests; (iv) obligations of such Company to repurchase, redeem or otherwise acquire any securities; or (v) voting agreements, voting trusts, proxies or other agreements, commitments or understandings with respect to or concerning such securities. All of the shares or other equity interests of the Companies have been issued in compliance with the Securities Act and applicable state securities laws.

(b) None of the Companies has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with, or as a separate class from, the stockholders or other holders of equity interests of any Company on any matter.

(c) Except for the Companies’ portfolio of publicly traded securities, none of the Companies directly or indirectly controls or holds any securities of, or has any direct or indirect equity participation in, any Person (other than securities of another of the Companies). There are no obligations of any of the Companies to make any capital contribution, or other investment (in the form of a loan, capital contribution or otherwise) in any Person.

(d) Except as set forth on Schedule 6.2(d), there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is entitled to receive from the Sellers, the Seller Affiliates or any of the Companies, any payment based on the revenues, earnings or financial performance of any of the Companies or assets or calculated in accordance therewith.

Section 6.3 Ownership of the LLC Interests and Equity Interests. (a) Such Seller is the record, legal and beneficial owner of, and has good and valid title to, all of the LLC Interests set forth in Annex 1.1(a), free and clear of any Encumbrances (or any agreement, obligation or commitment to give or create such Encumbrance), and will transfer and deliver to Buyer at the Closing good and valid title to such LLC Interests, free and clear of any Encumbrances or third party interests or rights.

(b) As of the Closing Date: (i) all holders of record and all beneficial owners of voting securities, shares of capital stock and other equity interests of each of the Top-Tier Companies shall be as set forth in Schedule 6.3(b); (ii) the Equity Interests and LLC Interests listed in Schedule 6.3(b) shall consist of all voting securities, shares of capital stock, limited liability company interests and equity interests (and other securities convertible or exercised into such securities) of each of the Top-Tier Companies; and (iii) such Seller will be the record, legal and beneficial owner of, and will have good and valid title to, all of the Equity Interests and LLC Interests in the Top-Tier Companies set forth in Schedule 6.3(b), free and clear of any Encumbrances (or any agreement, obligation or commitment to give or create such Encumbrance).

Section 6.4 Consents and Approvals. Except for the filings, permits, authorizations, consents, approvals and/or notices required under the HSR Act and as set forth in Schedule 6.4, (a) no Consents are required to be made or obtained by Sellers, the Companies or the Seller Affiliates with or from, as the case may be, any Governmental Entity or under or with respect to any Company Licenses, and (b) no consents or waivers are required to be obtained by Sellers, the Companies or the Seller Affiliates from any party to a Material Identified Contract pursuant to a “change-in-control” or “change-in-ownership” provision or similar provision, in each case in connection with the execution, delivery or performance of this Agreement, the Ancillary Agreements to be executed and delivered by Sellers, the Companies and the Seller Affiliates or the consummation by Sellers, the Seller Affiliates and the Companies of the transactions contemplated hereby and thereby.

Section 6.5 Financial Statements. Schedule 6.5 sets forth true and complete copies of the Companies’ combined audited balance sheets and statements of income, cash flow and changes in stockholders’ equity and notes thereto as of and for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007 audited by KPMG LLP (such statements being the “Audited Financial Statements”). The Audited Financial Statements, except as otherwise set forth on Schedule 6.5, present fairly, in all material respects, the combined financial position of the Companies and the results of their operations, cash flows and changes in stockholders’ equity as of the dates specified therein and for the respective fiscal years then ended in accordance with U.S. GAAP consistently applied. The Audited Financial Statements are in accordance in all material respects with the books and records of each of the Companies to which they relate and were prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods covered. Except as (i) disclosed, reflected or reserved against on the face of the audited balance sheet as of December 31, 2009, included in the Audited Financial Statements, (ii) incurred in the Ordinary Course of the Business after December 31, 2009 or (iii) disclosed on Schedule 6.5, the Companies do not have any other liabilities, claims, Indebtedness or other obligations, whether accrued, contingent, deferred, absolute, determined, determinable or otherwise, that would be required by U.S. GAAP to have an amount set forth on a balance sheet or reflected in footnotes to a balance sheet prepared in accordance with U.S. GAAP applied on a consistent basis. The Companies maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s authorizations; (ii) transactions are recorded as necessary to permit preparation of Audited Financial Statements in conformity with U.S. GAAP principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 6.6 Absence of Certain Changes or Events. Except to the extent required by the transactions contemplated by this Agreement or as disclosed in Schedule 6.6, since December 31, 2009: (i) the Companies have conducted their respective Businesses in the Ordinary Course of Business; (ii) none of Sellers or the Companies has taken (or caused or permitted any of the Companies to take) any action which, if it had been taken by any of Sellers or any of the Companies after the date hereof, would have required Buyer’s approval or waiver under Section 8.1(a)-(r); and (iii) there has not occurred any event, circumstance or development or combination of events, circumstances or developments that has had or is reasonably expected to have a Material Adverse Effect on the Companies.

Section 6.7 Licenses. Each Company holds all Environmental and Mining Permits, and other material permits, licenses, variances, waivers, franchises, exemptions, orders, approvals, concessions, clearances, registrations and other authorizations issued or provided by Governmental Entities or other Persons under all applicable Laws that are necessary for it to own, lease, develop or operate its assets or conduct its Business as currently conducted (the “Company Licenses”) and all such Company Licenses have been issued and are in full force and effect, except where the failure to obtain such Company Licenses would not have or reasonably be expected to have a Material Adverse Effect on the Companies. Except as set forth in

Schedule 6.7, there is not pending, nor to the Knowledge of Sellers threatened, any application, action, petition, objection or proceeding, that, and, there has been no written communication from any Governmental Entity that, (i) questions or contests the validity of, or any rights of the holder under, any Company License, (ii) seeks the revocation, material modification, nonrenewal or suspension of, any Company License, or (iii) alleges that any Company Bond has been or will be forfeited or revoked. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Environmental and Mining Permit, or result in any termination, modification or nonrenewals thereof, except for such violations, terminations, modifications or nonrenewals thereof as, would not have or reasonably be expected to have a Material Adverse Effect on the Companies, subject to the fulfillment of the requirements of item #1 of Schedule 6.4 and except as set forth in Schedule 6.7.

Section 6.8 Litigation. Except as set forth in Schedule 6.8, and subject to Section 6.13, which controls as to all matters relating to Environmental and Mining Laws, (i) none of Sellers or any of the Companies is subject to any material Judgments and (ii) there are no pending or to the Knowledge of Sellers, threatened, material civil, criminal or administrative claims, actions, suits, proceedings or hearings (“Litigation”) against (A) any Seller or (B) any of the Companies or the Seller Affiliates, in each case, at law, in equity or otherwise, in, before, or by, any Governmental Entity or arbitrator. Except as set forth in Schedule 6.8, and subject to Section 6.13, which controls as to all matters relating to Environmental and Mining Laws, to the Knowledge of Sellers, there is no pending or threatened Litigation against any lessor of the Leased Real Property, or owner or operator of any processing, washing, contract mining, trucking, rail or similar services or facilities used by or in the Businesses of the Companies, in each case, at law, in equity or otherwise, in, before, or by, any Governmental Entity or arbitrator, except as would not have or reasonably be expected to have a Material Adverse Effect on the Companies. As of the date hereof, there is no Litigation by or before any Governmental Entity pending or, to the Knowledge of the Sellers, threatened, against Sellers or any of the Companies, challenging or seeking to prohibit the execution, delivery or performance this Agreement or any of the transactions contemplated hereby. Subject to Section 6.13, which controls as to all matters relating to Environmental and Mining Laws, none of the Companies nor any of their respective properties or assets is subject to any material outstanding order, writ, injunction or decree of any Governmental Entity directed to any of the Companies.

Section 6.9 Compliance with Law. (a) Except as set forth in Schedule 6.9(a) and subject to Section 6.13, which controls as to all matters relating to Environmental and Mining Laws, each of the Companies has conducted its Business and developed and operated its assets, and its Business is, and at all times has been since January 1, 2007, in compliance with applicable Law, other than any violation or failure to comply with any such Law that would not have or reasonably be expected to have a Material Adverse Effect on the Companies. Except as set forth in Schedule 6.9(a) and subject to Section 6.13, which controls as to all matters relating to Environmental and Mining Laws, none of Sellers or any of the Companies, has received any written communication from a Governmental Entity that alleges that any Company is not in compliance in any material respect with all applicable Laws.

(b) None of Sellers, any of the Companies or any of their Directors or employees has made an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any union or other employee representative, any employee or official of a Governmental Entity, court or arbitration tribunal, to any political party, domestic or foreign (or official thereof) or candidate for political office or to any other Person who was or is in a position to help or hinder any of the Companies: (i) that was made with the intent or purpose of inducing such official to do or omit to do any act in violation of the lawful duty of such official; or (ii) that would cause any of the Companies to have violated or be in violation of any applicable Law (including without limitation the U.S. Foreign Corrupt Practices Act, as amended) or subject to damages or penalties in a civil or criminal proceeding.

Section 6.10 Contracts. (a) Except for (y) Leases, Easements and Railroad Agreements to which any Company is a party, and (z) Contracts between any Company (on the one hand) and any other Company or Companies (on the other hand) that are currently in effect or which (as of the Closing Date) will bind any Company or any of its property, Schedule 6.10(a) lists the following Contracts which require future performance or continuing obligations by one or more parties (unless otherwise noted below), (each Contract required to be listed in Schedule 6.10(a) and each Lease, Easement and Railroad Agreement, a “Material Identified Contract”):

(i) any Contract pursuant to which any Company grants or receives rights to mine or extract minerals;

(ii) coal sales agreements, purchase orders, contract bids or other Contracts to sell or offer to sell coal, or to purchase or offer to purchase coal;

(iii) any Contract pursuant to which any Company is eligible to receive rebates, profit sharing, discounts, credits or similar consideration in respect of coal mined or shipped;

(iv) coal sales agency, broker or representative Contracts authorizing any Person to act as agent, broker or representative for the marketing, purchase or sale of any coal or coal product or to otherwise represent any Company in connection with the purchase, marketing or sale of any coal or coal product;

(v) contract mining agreements;

(vi) processing, storage, loading or transloading Contracts or other Contracts pursuant to which any Company utilizes or is obligated to utilize, or has a right to acquire, any preparation plant, stockpile area, crushing plant, screening plant, tipple, processing facility, rail car or unit train loading facility, barge loading facility or other installation or facility owned, leased or used by it to process, wash, crush, grade, screen, store, load, transload or ship coal or any agreement or contract pursuant to which any third party utilizes or is obligated to utilize any preparation plant, stockpile area, crushing plant, screening plant, tipple, processing facility, rail car or unit train facility, barge loading facility or other installation or facility owned, leased or used by such third party to process, wash, crush, grade, screen, store, load, transload or ship coal for any Company;

(vii) Contract for the provision of mine rescue team services;

(viii) any “wheelage” agreements;

(ix) any “overriding royalty” agreements;

(x) any Contract requiring capital expenditures involving consideration in excess of $500,000 in any calendar year;

(xi) any Contract that restricts or limits the ability of any Company or any of its Affiliates (other than Sellers or Seller Affiliates) from competing in any business or with any third parties or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product;

(xii) any Contract pursuant to which payments by or to any Company of more than $500,000 to or from any Person (A) were made during the twelve (12) month period ended December 31, 2009 or (B) are reasonably anticipated to be made during the twelve (12) month period ending on December 31, 2010;

(xiii) any Contract relating to the ownership, management or control of any Person in which any Company owns any equity securities;

(xiv) any Contract relating to the acquisition or disposition outside the Ordinary Course of Business of any assets or any business (whether by merger, sale of stock, sale of assets or otherwise);

(xv) any Contract relating to Indebtedness for borrowed or loaned money or the deferred purchase price of property (in each case, whether incurred, assumed, guaranteed or secured or unsecured by any asset) or involving an outstanding commitment from the relevant sources of financing;

(xvi) any Contract relating to outstanding letters of credit or performance bonds or creating any liability as guarantor, surety, co-signer, endorser, co-maker or indemnitor, in each case in respect of the obligation of any Person to make payments or perform services;

(xvii) any Contract with any Employee involving consideration or payments in excess of $300,000 in any calendar year, including offer letters with respect to employment scheduled to begin after the date hereof; and any Contract with any Director of any Company;

(xviii) any Contract with a supplier of Inventory in excess of $1,000,000 in any calendar year or with any other supplier with a term in excess of one (1) year from the Closing which obligates the Companies to make payments in excess of $1,000,000;

(xix) any Contract with outstanding obligations relating to the settlement of any Litigation in excess of $500,000;

(xx) Contracts with non-Employee individuals providing for the provision of services to or on behalf of any Company that require, or may require, payments by any Company, or have a value to any Company, in excess of $250,000 on an individual basis, including product design or development, personal services, consulting (for any purpose), non-competition or indemnification contracts and offer letters with respect to such services scheduled to begin after the date hereof, in each case which are not terminable by a Company on not more than 30 days’ notice without substantial payment;

(xxi) any Contract granting, by assignment, license or otherwise, rights in any Intellectual Property Rights material to the conduct of the Business of any Company;

(xxii) Contracts that relate to a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation or control of any partnership or joint venture or similar entity or arrangement (other than any partnership or limited liability company operating agreement of a direct or indirect wholly owned Company) or pursuant to which any of the Companies has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any person;

(xxiii) Contracts that involve any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contact, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices; and

(xxiv) Contracts not made in the Ordinary Course of Business that are material to the Companies taken as a whole.

(b) Except as set forth in Schedule 6.10(b)-1, (i) each Material Identified Contract is valid and binding on the applicable Company that is a party thereto and, to the Knowledge of the Sellers, each other party thereto and is in full force and effect, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default under any Material Identified Contract by the applicable Company that is a party thereto, or to the Knowledge of the Sellers, by any other party. No such Material Identified Contract has been canceled by another party thereto, or is or has been subject to a force majeure declaration by the applicable Company or any party thereto, or is the subject of any pending or, to the Knowledge of Sellers, threatened, Litigation. Except as set forth in Schedule 6.10(b)-2, no such Material Identified Contract has a “change-in-control” or “change-in-ownership” provision or any other similar provision.

(c) True and complete copies of each Material Identified Contract, including all amendments thereto entered into prior to the date hereof, have been made available by the Sellers to Buyer prior to the date hereof.

Section 6.11 Tax Matters. Except as set forth in Schedule 6.11:

(a) All material Tax Returns that are required to be filed by or with respect to the Companies have been duly and timely filed or, where not so timely filed, are covered under an extension that has been obtained therefor, and all such Tax Returns are true, correct and complete in all material respects. None of the Companies is presently the beneficiary of any extension of time to file a Tax Return.

(b) The Companies have paid in full all material Taxes due, whether or not assessed, or have set up reserves in accordance with applicable accounting rules, in respect of all Taxes for the periods covered by such Tax Returns, as well as other Taxes that have become due or payable, or that are allocable to a taxable period (or portion thereof) of such Company that ends on or prior to the Closing Date. All Tax collection, withholding and deposit requirements (including, without limitation, all remittance requirements) imposed on or with respect to any of the Companies have been satisfied in full in all material respects.

(c) No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending or, to the Knowledge of Sellers, threatened with regard to any material Taxes of, or Tax Returns filed by or on behalf of, the Companies. There is no claim against any of the Companies for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened with respect to any Tax Return or Tax of or with respect to any of the Companies. All federal, state, local and foreign income Tax Returns filed with respect to any of the Companies for taxable periods ended on or after January 1, 2003 have been made available to Buyer, and, as of the date of this Agreement, none of those Tax Returns have been or currently are being audited.

(d) There are no outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Companies, and no Company has executed any closing agreement pursuant to Section 7121 of the Code or any corresponding provision of state or local Law.

(e) There are no Encumbrances (other than Permitted Encumbrances) with respect to any material Taxes upon any of the assets and properties of the Companies.

(f) No Company has received notice from a Taxing Authority in a jurisdiction where any of the Companies does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) None of the Companies has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(h) None of the Companies (i) has agreed or is required to make any material adjustments pursuant to Section 481(a) of the Code or any corresponding provision of state or local Law by reason of a change in accounting method initiated by it or any other relevant party, (ii) has received any notice in writing from the IRS or other relevant authority proposing any such adjustment or change in accounting method, nor does any of the Companies have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of any of the Companies, or (iii) will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.

(i) None of the Companies has agreed or is required to make any material adjustments pursuant to Section 482 of the Code or any corresponding provision of state or local Law with respect to any intercompany transaction, and none of the Companies has received any notice in writing from the IRS or other relevant authority proposing any such adjustment.

(j) None of the Companies has any liability for the Taxes of any other Person as a result of having been included in a consolidated, combined or unitary Tax Return (including, without limitation, under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law), including as a transferee or successor, by contract, or otherwise.

(k) None of the Companies has entered into any written agreement with any Taxing Authority that requires any of the Companies to take any action or to refrain from taking any action that would have a material adverse effect on the Tax liabilities of the Companies after the Closing Date.

(l) CRC and PRRC have been validly electing S corporations within the meaning of Sections 1361 and 1362 of the Code since January 1, 2003 and will continue to qualify as S corporations through and including the day before the Closing Date. Each of the wholly-owned corporate subsidiaries of CRC has been a validly electing qualified subchapter S Subsidiary within the meaning of Section 1361(b)(3)(B) of the Code since January 1, 2007, or if later, its date of incorporation, and will continue to qualify as such through and including the day before the Closing Date. The S election of neither CRC nor PRRC has been terminated or will be terminated prior to the Closing Date by reason of Section 1362(d)(2) of the Code. None of the subsidiaries of CRC will have as of the Closing liabilities, within the meaning of Section 357 of the Code, in excess of the adjusted tax basis of its assets.

(m) Except for CRC and PRRC, none of the Companies are treated as corporations for U.S. federal income tax purposes, and the Sellers will not make any election to cause the Companies to be so treated before the Closing.

(n) None of the Companies which are treated as corporations for U.S. federal income tax purposes has filed a consent under Code §341(f) concerning collapsible corporations.

(o) Each of the Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. None of the Companies are a party to any Tax allocation or sharing agreement. None of the Companies has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was CRC or PRRC).

(p) Sellers have made available to Buyer the following information with respect to each of CRC and its subsidiaries and PRRC (or, in the case of clause (B) below, with respect to each of the subsidiaries of CRC): (A) as of December 31, 2009, the basis of such Company in its assets; and (B) with respect to items arising from periods during which any of such Companies was not a subchapter S corporation or a qualifying subchapter S subsidiary corporation, the amount of any C corporation net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company as of the date immediately preceding the effective date of the S election or QSSS election, as the case may be, plus any subsequent adjustments thereto.

(q) Neither CRC or its subsidiaries or PRRC will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law) on or prior to the Closing Date;

(D) installment sale or open transaction disposition made on or prior to the Closing Date; or

(E) prepaid amount received on or prior to the Closing Date.

(r) Neither CRC or its subsidiaries or PRRC has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the First Merger or Second Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1(A) of the Code).

Section 6.12 Employee Benefits. (a) Except for the Transaction Bonus Payments and except as set forth in Schedule 6.12(a) or the Material Identified Contracts set forth in Schedule 6.10(a), none of the Companies maintains or contributes to, or has any material obligation to contribute to, or has or may have any material liability under or with respect to, any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or any material U.S.

employment, bonus, consulting, severance, retention, change in control, termination, retirement, profit sharing, incentive, deferred compensation, pension, stock option, restricted stock or other equity-based, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation or other non-severance, non-bonus welfare fringe benefit plan, program, arrangement, agreement, fund or commitment, or other such material U.S. employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, providing benefits to, or with respect to, any current or former Employee, consultant or Director of any of the Companies (collectively the “Company Benefit Plans”). True and complete copies of each Company Benefit Plan currently in effect and set forth in Schedule 6.12(a), including, but not limited to, any trust instruments and/or material insurance contracts, if any, forming a part thereof, all amendments thereto and, as applicable, the most recent determination letters issued by the IRS, the most recent government and regulatory approvals received from any foreign Governmental Entity, the most recent summary plan descriptions (including any material modifications), the three most recent annual reports on Form 5500 (including all Exhibits and attachments thereto), the three most recent actuarial reports and the three most recent audited financial reports for any funded Company Benefit Plan set forth in Schedule 6.12(a) have been supplied or made available to Buyer. Except as provided in Schedule 6.12(a), none of the Companies has made any plan or commitment to create any additional Company Benefit Plan or to modify or change any existing Company Benefit Plan that would materially increase the compensation or benefits provided, or with respect to, to any Employee or former Employee, consultant or Director of any of the Companies after the date hereof. No Company Benefit Plan is subject to Section 412 of the Code or Title IV of ERISA.

(b) Except as set forth in Schedule 6.12(b), with respect to each Company Benefit Plan subject to the Laws of the United States of America and set forth in Schedule 6.12(a): (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan has received a favorable determination concerning its qualification from the IRS and, to the Knowledge of Sellers, no event has occurred that is reasonably expected to cause any such plan to lose such tax-qualified status or any trust that holds the assets of any such plan to lose its exemption from taxation under Section 501(a) of the Code; (ii) if intended to be a cafeteria plan under Section 125 of the Code, no event has occurred that is reasonably expected to cause any such plan to lose its status as a cafeteria for purposes of Section 125 of the Code; (iii) if intended to be a voluntary employees beneficiary association (“VEBA”) under Section 501(c)(9) of the Code, such VEBA has received an exemption concerning its status as such from the IRS and no event has occurred that is reasonably expected to cause any such VEBA to lose its status as such for purposes of Section 501(c)(9) of the Code; (iv) it has been operated and administered in material compliance with its terms and all applicable Laws (including but not limited to ERISA and the Code, as applicable); (v) to Sellers’ Knowledge, there are no pending or threatened claims against, by or on behalf of any such Company Benefit Plans or the assets, fiduciaries or administrators thereof (other than routine claims for benefits); (vi) to Sellers’ Knowledge, no breaches of fiduciary duty under which the Companies or a fiduciary would reasonably be expected to incur a material liability have occurred; and (vii) all contributions, premiums and expenses due to or in respect of such Company Benefit Plan have been timely paid in full or, to the extent incurred and not yet due, have been adequately accrued on the Companies’ consolidated financial statements.

(c) Except as set forth in Schedule 6.12(c), none of the Companies has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any material liability under Title I of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans (including, without limitation, Section 406, 409, 502(i), or 502(l) of ERISA, or Section 4971, 4975, 4976 or 4980B of the Code), or under any agreement, instrument, statute, rule or legal requirement pursuant to or under which the Companies or any Company Benefit Plan has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, Title I of ERISA or the provisions of the Code described in this Section 6.12(c); and to the Knowledge of Sellers, no event, transaction or condition has occurred or exists that could result in any such material liability to the Companies or, after the Closing, to Buyer.

(d) Except as set forth in Schedule 6.12(d), with respect to each Company Benefit Plan set forth in Schedule 6.12(a) that is a “welfare plan” (as defined in Section 3(1) of ERISA), none of the Companies has any material obligations to provide health or life insurance or death benefits with respect to current or former Employees, consultants or Directors of any Company, any of their family members, beyond their termination of employment or service, other than as required under Section 4980B of the Code, and each such Company Benefit Plan that is a “welfare plan” may be amended or terminated at any time without incurring material liability thereunder. Except as set forth in Schedule 6.12(d), there has been no communication to any Employee, consultant or Director of any Company that would reasonably be expected to promise or guarantee any such retiree or other post-employment health or life insurance on a permanent basis.

(e) Except as set forth in Schedule 6.10(a) or Schedule 6.12(e) and except for the Transaction Bonus Payments, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Employee, consultant or Director of any Company or any group of such Employees, consultants or Directors to any payment; (ii) increase the amount of compensation or benefits due to any such Employee, consultant or Director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any such Employee, consultant or Director. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in the payment or series of payments to any person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any other payment which is not deductible for federal income tax purposes under the Code.

(f) No Company Benefit Plan, nor any Company with respect to any Company Benefit Plan, is under audit or is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the U.S. Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Sellers, threatened.

(g) None of the Company Benefit Plans is a “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or a “multiemployer plan” as defined in Section 3 (37) of ERISA.

(h) To the Knowledge of Sellers, each Company Benefit Plan or other agreement or arrangement benefiting a service provider of the Company or any of its Affiliates and subject to Sections 409A and/or 457A of the Code, as currently drafted and administered, is, has been and will be, as applicable, in compliance with the requirements of Sections 409A or 457A of the Code such that no benefits or payments thereunder will be subject to any Tax, penalty or interest pursuant to Sections 409A or 457A of the Code.

Section 6.13 Environmental and Safety Matters.

(a) Schedule 6.13(a) sets forth an accurate and complete listing of all outstanding and unabated violations under the Environmental and Mining Laws against the Companies or any Company, including those being contested in good faith and those for which abatement is not yet required. Except as set forth in Schedule 6.13(a) and except as would not have or reasonably be expected to have a Material Adverse Effect on the Companies, the Companies are in compliance with Environmental and Mining Laws.

(b) Schedule 6.13(b) sets forth an accurate and complete list of (i) all current Environmental and Mining Permits, the expiration date, the amount of any bond or other collateral, including, without limitation, deposits, trust funds, bid bonds, performance bonds, reclamation bonds, guaranties, indemnities, financial assurance, and letters of credits for each such Environmental and Mining Permit and the surety for each such bond or manner in which each such bond has otherwise been posted (collectively the “Company Bonds”), and (ii) all pending applications for additional Environmental and Mining Permits or for any revisions or modifications to current Environmental and Mining Permits submitted to any Governmental Entity by any Company. Sellers have made available to Buyer true and complete copies of (A) all the Environmental and Mining Permits, as amended, supplemented and modified and (B) any and all pending applications for additional Environmental and Mining Permits or for any revisions or modifications to existing Environmental and Mining Permits that have been submitted to any Governmental Entity by the Companies. Except as would not have or reasonably be expected to have a Material Adverse Effect on the Companies, each Company is in compliance with all Environmental and Mining Permits.

(c) Except as would not have or reasonably be expected to have a Material Adverse Effect on the Companies, the Companies have posted all Company Bonds required to be posted in connection with their operations and pursuant to their Environmental and Mining Permits. Except as would not have or reasonably be expected to have a Material Adverse Effect on the Companies, each of the Companies is in compliance with all Company Bonds applicable to it.

(d) Without limiting the generality of the foregoing, the state of reclamation with respect to each of the Companies’ Environmental and Mining Permits is “current” with respect to the reclamation obligations required by such Environmental and Mining Permits, except as would not have or reasonably be expected to have a Material Adverse Effect on the Companies.

(e) Except as set forth in Schedule 6.13(e), there is no claim, action, suit, proceeding, arbitration or investigation pending or, to the Knowledge of Sellers, threatened against any Company by any third party or by or before any Governmental Entity, nor has there been any complaint, order, directive, claim, citation, notice or lien by or in favor of any Governmental Entity or private person with respect to: (i) the use, storage, generation, treatment, transportation, disposal, or actual or potential Release of Hazardous Materials at or from any property or facility currently or, to the Knowledge of Sellers, previously owned, leased, used or operated by any Company or any off-site location where the Company transported or arranged for the disposal of Hazardous Materials; or (ii) any actual or alleged material failure by any Company to comply with, or material responsibility or liability arising under, any Environmental and Mining Laws.

(f) Except as set forth in Schedule 6.13(f), to the Knowledge of Sellers, there are (i) no polychlorinated biphenyls, and (ii) no underground storage tanks, located at, on or under any property that is owned, leased or operated by any Company. Except as set forth in Schedule 6.13(f), to the Knowledge of Sellers there are no asbestos-containing materials located at, on or under any property that is owned, leased or operated by any Company.

(g) Except as set forth in Schedule 6.13(g), none of Sellers or the Companies are parties to or are otherwise subject to any agreement pursuant to which they have retained, assumed or agreed to indemnify any Person with respect to known or unknown liabilities arising under or related to Environmental and Mining Laws.

(h) Except as set forth on Schedule 6.13(h), none of the Sellers or any Person “owned or controlled” by any Seller has been notified by the Federal Office of Surface Mining or the agency of any state administering the SMCRA (or any comparable state statute), that it is (i) ineligible to receive additional surface mining permits or (ii) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., “permit blocked”. As used in this Section 6.13(h), the terms “owned or controlled” shall be defined as set forth in 30 C.F.R. § 701.5.

Section 6.14 Brokers and Finders. Except for UBS Securities LLC (“UBS”), whose fees shall be paid entirely by the Companies immediately prior to the Effective Time (the “UBS Fee”), none of Sellers, the Companies, or their Affiliates has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof that would be payable by Buyer or any of its Affiliates.

Section 6.15 Intellectual Property. (a) The Companies are the sole and exclusive owners of, or are licensed pursuant to a legally enforceable Contract with respect to, all patents, trade secrets, confidential information (including customer lists, formulae, manufacturing and production processes, research, financial business information and marketing plans) trademarks, trade names, service marks, trade dress, assumed names, logos and the goodwill associated with all of the foregoing, Internet domain names, copyrights, and any applications and registrations for any and all of the foregoing, technology, know-how, computer software programs and applications, tangible and intangible proprietary information and materials and any other intellectual property or similar proprietary rights in any jurisdiction where such property or rights are used or exercised (collectively, “Intellectual Property Rights”) that are necessary and sufficient for the conduct of the Businesses of the Companies as currently conducted. Such Intellectual Property Rights are owned by the Companies free and clear of any Encumbrances other than Permitted Encumbrances. Schedule 6.15(a) sets forth (i) all patents, patent applications, material unregistered trademarks, registered trademarks and copyright applications and registrations, and Internet domain name registrations, owned by the Companies, in each case listing the current registered owner thereof as well as any applicable application or registration numbers, and (ii) a list of all Contracts under which (x) the Companies use or have the right to use any material Third Party Intellectual Property Rights and (y) Sellers or the Companies have licensed others the right to use any Intellectual Property Rights.

(b) Except as set forth on Schedule 6.15(b), none of the Companies is, nor will it be as a result of the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereunder or thereunder, in material default or material violation of any license, sublicense or other Contract to which any Company is a party and pursuant to which either (i) any Company is authorized to use any third party Intellectual Property Rights (collectively, “Third Party Intellectual Property Rights”) or (ii) any Company has authorized others to use any Intellectual Property Rights, and there exists no condition or event which, with the giving of notice or the lapse of time or both, would constitute a default by the applicable Company under any such Contract, or would give any Person any right of termination, cancellation or acceleration of any performance under any such Contract or result in the creation or imposition of any Encumbrance, in each case.

(c) No claims with respect to (i) the Intellectual Property Rights owned by any Company (collectively, the “Owned Intellectual Property Rights”); (ii) Third Party Intellectual Property Rights; or (iii) any other Intellectual Property Rights that are used in the Businesses of the Companies are: (x) with respect to clauses (i) and (iii), pending or threatened, or (y) currently pending or to the Knowledge of Sellers, threatened with respect to clause (ii) against any Company.

(d) To the Knowledge of Sellers, there are no unauthorized uses, disclosures, infringements, or misappropriations by any Person of any Owned Intellectual Property Rights, or breaches by any Person of any Contract pursuant to which such Person has the right to use any Owned Intellectual Property Rights or Third Party Intellectual Property Rights.

(e) Except as set forth on Schedule 6.15(e), (i) the transactions contemplated by this Agreement will have no Material Adverse Effect on the right, title and interest of the Companies in and to the Intellectual Property Rights; and (ii) the Companies have taken all necessary action to maintain and protect the material Intellectual Property Rights and, until the Effective Time, shall continue to maintain and protect the material Intellectual Property Rights.

Section 6.16 Real Property. (a) Schedule 6.16(a) sets forth a true and complete list of all leases, subleases and other instruments, agreements, arrangements (together with all amendments and supplements thereto), whether written or oral, to which any Company is a party and by which such Company (in the capacity of a lessee or sublessee or another similar capacity) leases, subleases, or otherwise holds or has a possessory right in or to any real property, whether surface, mineral or both, or any similar interest therein, in each case, other than the Owned Real Property and other than to another Company (all such leases, subleases and other instruments, agreements, arrangements, collectively, the “Lessee Leases”; and all such interests in or to such real property, collectively, the “Leased Real Property”), together with an identification of the Company that holds an interest in each Lessee Lease and the nature of such Company’s interest therein (e.g., whether as a lessee, sublessee, licensee or other). Schedule 6.16(a) also sets forth all advance or minimum royalties that have been paid by a Company under any of the Lessee Leases, and the extent to which minimum or advance royalties may be recouped upon the mining of the real property demised under the applicable Lessee Lease with respect to which such royalties were paid. Other than as set forth in Schedule 6.16(a) or 6.16(b), no Lessee Lease has been amended, supplemented, assigned, subleased or otherwise modified.

(b) Schedule 6.16(b) sets forth a true and complete list of all leases, subleases and other instruments, agreements and arrangements (together with all amendments and supplements thereto), whether written or oral, pursuant to which any Company (in the capacity of a lessor or sublessor or another similar capacity) leases, subleases or otherwise demises any real property, whether surface, mineral or both, or any interest therein, to any other Person (other than to another Company) (all of the foregoing, collectively, the “Lessor Leases”; and together with Lessee Leases, the “Leases”), together with an identification of the Company that holds an interest in each Lessor Lease and the nature of such Company’s interest therein (e.g., whether such Company is a lessor or a sublessor or a licensor or a sub-licensor or other). Schedule 6.16(b) also sets forth all advance or minimum royalties that have been paid to or for the account of a Company under any of the Lessor Leases, and the extent to which minimum or advance royalties may be recouped upon the mining of the real property demised under the applicable Lessor Lease with respect to which such royalties were paid. Other than as set forth in Schedule 6.16(b), no Lessor Lease has been amended, supplemented, assigned, subleased or otherwise modified.

(c) Schedule 6.16(c) sets forth a true and complete list of all sidetrack agreements, leases, tariffs and other Contracts with railroads (together with all amendments and supplements thereto), pursuant to which any Company holds or uses any sidetracks, spurs or sidings, loads or ships any coal by rail, or obtains or makes use of any other services provided by railroads (the foregoing, collectively, the “Railroad Agreements”), together with an identification of the Company which is a party to each Railroad Agreement. To the Knowledge of Sellers, Schedule 6.16(c) sets forth a true and complete statement as to the amount of all sums which are available for recoupment or reimbursement or fees due and owing under each Railroad Agreement, based on coal shipped from the sidetracks or spurs covered thereby, as a result of funds paid to the railroads for construction of such sidetracks, spurs and related facilities, or otherwise. Other than as set forth in Schedule 6.16(c), no Railroad Agreement has been amended, supplemented, assigned or otherwise modified.

(d) Schedule 6.16(d) sets forth a true and complete list, of all of the real property owned in fee by any Company, with identification of the owner of such real property and the nature of the estate owned by such Company (i.e., whether (i) only surface rights are owned, (ii) only mineral rights are owned, (iii) both surface and mineral rights are owned or (iv) only an undivided interest in the surface rights, mineral rights, or both, are owned in fee by such Company) (all of the foregoing estates in real property, collectively, the “Owned Real Property”).

(e) Schedule 6.16(e) sets forth a true and complete list of all of the material easements, rights-of-way, licenses, and other rights of any nature held by any Company in any real property apart from the Owned Real Property or the Leased Real Property (collectively, the “Easements”; and together with the Owned Real Property, the Leased Real Property and the Railroad Agreements, collectively, the “Real Property”), together with an identification of the Company holding such Easement. Other than as set forth in Schedule 6.16(e), no Easement has been amended, supplemented, assigned, subleased or otherwise modified.

(f) The Real Property comprises all of the material real property or interest therein used in the present operation of the Business of the Companies.

(g) To the Knowledge of Sellers, no other party (including any mortgagee or pledgee) has, or has asserted by notice to a Company, a beneficial or legal interest in or to any material portion of any of the Real Property or any interest therein, that is superior or adverse to, or that directly conflicts with, the applicable Company’s interest in, or the occupancy or use of, the applicable Real Property.

(h) Sellers have made available to Buyer true and complete copies of all material Leases, Easements, Railroad Agreements, and, with respect to the Owned Real Property, all of the deeds and other instruments pursuant to which the applicable Company acquired any interest therein (collectively, the “Real Property Documents”) and, to the extent in the possession of any Company, all title insurance policies, commitments, search reports and exception documents related thereto, together with all amendments and supplements thereto entered into by any Company affecting the Real Property to which any Company is a party or is otherwise bound, and, except as set forth on Schedule 6.16(h), to the extent applicable (i) each Real Property Document is a valid and binding obligation of the applicable Company, and to the Knowledge of Sellers, each other party thereto; (ii) each Real Property Document is in full force and effect in accordance with its terms; (iii) each Company has paid in full all royalties, rents and other amounts heretofore coming due under the terms of each of the Real Property Documents; (iv) none of the Companies, or to the Knowledge of Sellers, any other party thereto, is in default thereunder; (v) no event or circumstance exists which, with the giving of notice or the passage of time could become a default thereunder by any of the Companies, or to the Knowledge of Sellers, any other party thereto; and (vi) there is no notice of renewal or extension under any Real Property Document that has not been timely given by the applicable Company or will not be giving if such notice is coming due between the date hereof and the Closing.

(i) Other than as set forth in Schedule 6.16(i), (i) no Company has any option or right (including rights of first refusal, rights of first offer and any other preferential right) to lease, purchase, occupy or otherwise use all or any portion of any real property (whether or not currently owned or leased by a Company) and (ii) no Person has any option or right to lease, purchase, occupy or otherwise use all or any portion of any Owned Real Property.

(j) Except as set forth in Schedule 6.16(j), none of the existing Real Property Documents requires the consent of any other party thereto to the transactions contemplated by this Agreement.

(k) Except as set forth in Schedule 6.16(k), there does not exist any pending or, to the Knowledge of Sellers, any threatened condemnation action or any other governmental action undertaken to enforce any land use that would reasonably be expected to materially adversely affect or materially impair the present use and/or operation of the Real Property and none of the Real Property has suffered any material damage by fire or other casualty.

(l) Sellers have made available to Buyer all material opinions, abstracts, surveys, maps (color-coded or otherwise), plats and topographical surveys of the Real Property which is in the possession of a Company.

Section 6.17 Tangible Assets. (a) Each of the Companies is in possession of and owns, or has valid leasehold interests in or valid rights under Contracts to use, all material machinery, equipment, preparation plants or other coal processing facilities, loadout and other transportation facilities and other material tangible personal property used in connection with its Business (“Tangible Personal Property”), except the Cave Branch Preparation Plant and refuse area (which is owned by a third party). All such material Tangible Personal Property is either owned by the Companies free and clear of any Encumbrances, other than Permitted Encumbrances, or the Companies hold a valid, enforceable and existing leasehold, free and clear of any Encumbrances, other than Permitted Encumbrances.

(b) The listing in Schedule 6.17(b) constitutes a true and complete list of all of the leases, instruments and other agreements and arrangements pursuant to which a Company leases or rents any material Tangible Personal Property to or from any other party other than between or among two (2) or more of the Companies (all said leases, instruments, agreements and other arrangements being herein referred to as the “Equipment Leases”). True and complete copies of all of the Equipment Leases (including all amendments thereto and all instruments in any way modifying any thereof) have heretofore been made available to the Buyer. There are no existing material defaults by any Company or, to the Knowledge of Sellers, any other party under any of the Equipment Leases, nor has any event occurred which, with notice or the passage of time or both, would constitute a material default by any Company under any of the Equipment Leases.

Section 6.18 Labor Matters. (a) None of the Companies is or has ever been a party to any collective bargaining agreements or similar agreements with any labor organization and there are no pending, or to the Knowledge of Sellers, threatened, claims seeking to have the Companies or any of them declared bound by any current or expired collective bargaining agreement. None of the Companies has been adjudicated to be an alter ego of, or a single, common or joint employer with, any other company that is or has been bound by a collective bargaining agreement. There are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of Sellers, attempting to represent, any Employee of any Company. Except as set forth in Schedule 6.18(a), to the Knowledge of Sellers, there are not any, and during the three (3) years prior to Closing there have not been any pending strikes, slowdowns, picketing, work stoppages, lockouts, or threats thereof, by or with respect to any Employees of any Company.

(b) Since January 1, 2007, none of the Companies has violated any Contract, if any, or any Law or Judgment regarding labor relations, immigration, employment and employment practices, and the terms and conditions of employment of Employees, former Employees or prospective employees or other labor related matters, including Contracts, if any, or any applicable Laws or Judgments relating to equal employment opportunity, discrimination, fair labor standards and occupational health and safety or wrongful discharge of Employees, former Employees or prospective employees. Furthermore, there are no claims by any Employee, union or other Employee representative, or Government Entity pending that allege such violations and, to the Knowledge of Sellers, there are no investigations into such alleged violations by any Governmental Entity except as set forth on Schedule 6.18(b). None of the Companies is presently subject to any settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any present or former Employee, applicant for employment, labor union or other Employee representative, or any Governmental Entity or arbitrator relating to claims of such violations.

(c) In the three (3) years prior to the date hereof, none of the Companies has effectuated (i) a “plant closing” (as defined in the WARN Act or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Companies or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of any Companies.

(d) Schedule 6.18(d) sets forth a complete list of all business and/or assets of the Companies involving federal contracts giving rise to any reporting or filing obligations with the Office of Federal Contract Compliance Programs.

Section 6.19 Insurance. Set forth in Schedule 6.19 is a list of each insurance policy to which any Company is a party, a named insured with respect to a policy maintained by them or any of their Affiliates, or otherwise the beneficiary of coverage thereunder with respect to a policy maintained by them or any of their Affiliates. All such insurance policies are in full force and effect, and, in the reasonable judgment of the Sellers, are adequate to protect the properties and Businesses of the Companies for all normal risks, and all premiums due thereunder have been paid. None of the Companies is in material breach or default under, or has received notice of cancellation of, any such insurance policies.

Section 6.20 Affiliate Transactions. (a) None of the Sellers or their respective Affiliates (other than the Companies) has provided services to the Companies except the performance of their duties as employers, officers and managers.

(b) Schedule 6.20(b) includes all Contracts between each of Sellers or any of their respective Affiliates (other than the Companies) on the one hand, and any Company, on the other hand.

(c) None of Sellers or any of their Affiliates has entered into or engaged in any transaction with or relating to the Companies or their Businesses (including through the provision of services) other than transactions entered into in the Ordinary Course of Business and that are on an arm’s-length basis.

Section 6.21 Offers. Each offer, tender or quotation made by any Company for the sale of coal which is outstanding and capable of acceptance by a third party, was made in the Ordinary Course of Business and all such offers, tenders or quotations as of the date hereof that provide for annual payments of $1,000,000 or more in the aggregate are set forth in Schedule 6.21.

Section 6.22 Ownership of Buyer Shares; Investment.

(a) RG and MG each represent that they have no plan or intention of reducing their ownership of Buyer Shares to a number of shares having a value as of Closing Date, of less than fifty percent (50%) of the value of CRC’s and PRRC’s stock, as appropriate, in each case, as of the Closing Date, except for potential transfers of Buyer Shares to unrelated third parties in accordance with applicable law.

(b) Each of the Seller Individuals is acquiring the Buyer Shares issuable pursuant to the First Merger Consideration, the Second Merger Consideration and the LLC Buyer Share Consideration (as applicable) for his own account, for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof as such term is used in connection with the registration provisions of the Securities Act; provided, however, that, subject to the terms and conditions of this Agreement, by making this representation the Seller Individuals do not otherwise agree to hold any of the Buyer Shares for any minimum or other specific term and reserve the right to dispose of the Buyer Shares pursuant to a registration statement or exemption from registration under the Securities Act. Each of the Seller Individuals acknowledges that the Buyer Shares issuable pursuant to the First Merger Consideration, the Second Merger Consideration and the LLC Buyer Share Consideration (as applicable) are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Buyer Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Each of the Seller Individuals (either alone or together with his advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his investment in the Buyer Shares issuable pursuant to the First Merger Consideration, the Second Merger Consideration and the LLC Buyer Share Consideration (as applicable) and is capable of bearing the economic risks of such investment. Further, the Seller Individuals have not relied upon any representations and warranties made by, or other information (whether oral or written) furnished by or on behalf of the Buyer, or any director, officer, employee, agent or Affiliate of the Buyer other than as set forth herein. Each of the Seller Individuals is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Section 6.23 Investigation. Sellers have conducted a review and analysis of the Business, operations, assets, liabilities, results of operations, financial condition and prospects of the Buyer, and acknowledge for themselves and on behalf of their Affiliates that Sellers and the Seller Affiliates have been provided access to the personnel and records of the Business of

Buyer. Except for the representations and warranties expressly set forth in Article VII of this Agreement, Sellers acknowledge, for themselves and on behalf of the Seller Affiliates, that none of the Buyer, A.T. Massey Sub, Buyer’s Sub 1, Buyer’s Sub 2 or any other Person makes any other express or implied representation or warranty with respect to the Buyer Shares or the Business of the Buyer or otherwise or with respect to any other information provided to Sellers or the Seller Affiliates’ directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives, whether on behalf of the Buyer, A.T. Massey Sub, Buyer’s Sub 1, Buyer’s Sub 2 or such other Persons. ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE, ANY OTHER STATUTE OR AT COMMON LAW ARE HEREBY WAIVED BY THE SELLERS. THE SELLERS ACKNOWLEDGE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER, A.T. MASSEY SUB, BUYER’S SUB 1 AND BUYER’S SUB 2 CONTAINED IN ARTICLE VII, SELLERS TAKE THE BUYER SHARES “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”.

Section 6.24 Reserve Information. Sellers have made available to Buyer copies of the John T. Boyd Company Coal Reserve Assessments dated July 2005, June 2006 and October 2008 and all material coal reserve information of the Companies produced since October 2008 and in the possession of the Companies including material geologic data, reserve data, existing mine maps, core hole logs and associated data, coal measurements, and coal core hole quality analysis (collectively, the “Reserve Information”). Except as specifically set forth in the previous sentence, the Parties agree that Sellers and the Companies make no representation or warranty, express or implied, in this Agreement as to the Reserve Information or the mineability, washability, volume, location, quantity or quality of any coal reserves.

Section 6.25 Full Disclosure. To the Knowledge of Sellers, the representations and warranties made by Sellers in this Agreement and the certificates to be delivered pursuant to Sections 9.2(a) and (b) or otherwise in connection with this Agreement do not contain any untrue statement of material fact or omit to state a material fact necessary to make any of them in light of the circumstances in which they were made, not misleading.

Section 6.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, none of Sellers or any other Person makes any other express or implied representation or warranty on behalf of Sellers with respect to the Companies, their Businesses or the transactions contemplated by this Agreement.

ARTICLE VII

Representations and Warranties of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2

As of the date hereof and as of the Closing Date (unless otherwise indicated herein and, with respect to A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 such representations and warranties shall be effective immediately upon formation of each corporation), Buyer represents and warrants to Sellers as follows:

Section 7.1 Organizational Matters Regarding Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2.

(a) Organization; Power. Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and have all requisite power and authority to own, lease and operate its assets, and to carry on its Business.

(b) Authorization; Validity. Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 have all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are a party and to perform their obligations hereunder and thereunder. The execution and delivery by Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 of this Agreement, the Ancillary Agreements to which they are a party and the other documents and instruments to be executed by Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 pursuant hereto and thereto and the performance by Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 of their obligations hereunder and thereunder have been duly authorized by the Board of Directors or other competent management body of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2. This Agreement has been duly executed and delivered by Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 and, assuming due authorization, execution and delivery of this Agreement by Sellers, constitutes a legal, valid and binding obligation of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 enforceable against them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally or (ii) general principles of equity (regardless whether enforceability is considered in a proceeding at law or in equity). At Closing, each of the Ancillary Agreements to which Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 is a party will be duly executed and delivered by Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2, and assuming due authentication, execution and delivery of such Ancillary Agreements by the parties thereto (other than Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2), will constitute legally valid and binding obligations of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2, as the case may be, enforceable against Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2, as the case may be, in accordance with such Ancillary Agreement’s terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally or (ii) general principles of equity (regardless whether enforceability is considered in a proceeding at law or in equity). Other than final approval of the First Merger Plan of Merger and the Second Merger Plan of Merger by the board of directors and shareholders of Buyer’s Sub 1 and Buyer’s Sub 2, respectively, once Buyer’s Sub 1 and Buyer’s Sub 2 are formed by Buyer, which approval Buyer agrees to cause, no further act or proceeding on the part of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 is necessary to authorize this Agreement and the related Plans of Merger or the Ancillary Agreements to which it is a party or the performance of its obligations hereunder or thereunder.

(c) Compliance; Binding Effect. The execution and delivery of this Agreement, the Ancillary Agreements, the Articles of Merger and each other agreement to be delivered in connection herewith and therewith by each of Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 that is party thereto and the consummation of the transactions contemplated by Articles II, III and IV hereof and otherwise contemplated hereby and thereby will not: (i) violate any provisions of the Charter Documents of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2; (ii) constitute a breach or violation of or default under, accelerate any obligation, or create an Encumbrance on any assets, properties or rights of Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 (with or without notice, lapse of time or both) pursuant to, any material Contract binding upon Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2; or (iii) violate or conflict with any Law or Judgment to which Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 or any of their assets is subject or by which Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 or any of their assets is bound, excluding from the foregoing clauses (ii) and (iii) such violations, defaults, accelerations, conflicts or rights that would neither have or reasonably be expected to have a Material Adverse Effect on Buyer, nor materially adversely affect the ability of Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 to perform any of their obligations hereunder.

Section 7.2 Consents and Approvals. Except for the filings, permits, authorizations, consents, approvals and/or notices required under (i) the HSR Act, (ii) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Articles of Merger with the SCC and (iv) notification filings with the NYSE, no Consents are required to be made or obtained by Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 with or from, as the case may be, any Governmental Entity, in connection with the execution, delivery or performance by Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 of this Agreement, the Ancillary Agreements to be executed and delivered by Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 or the consummation by Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 of the transactions contemplated hereby and thereby.

Section 7.3 Litigation. None of Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 is subject to any Judgments that have had or would reasonably be expected to have a Material Adverse Effect on Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2. To the Knowledge of Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2, there is no Litigation pending or threatened against Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2, at law, in equity or otherwise, in, before, or by, any Governmental Entity or arbitrator that is reasonably expected to be determined adversely to Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2, and, if so determined would have or reasonably be expected to have a Material Adverse Effect on Buyer.

Section 7.4 Brokers and Finders. Except for Stifel, Nicolaus & Company, Incorporated, none of Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof.

Section 7.5 Investigation. Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 have conducted a review and analysis of the Business, operations, assets, liabilities, results of operations, financial condition and prospects of the Companies, and acknowledge for themselves and on behalf of their Affiliates that Buyer, A.T. Massey Sub,

Buyer’s Sub 1, Buyer’s Sub 2 and their Affiliates have been provided access to the personnel, properties, premises and records of the Business and the Companies. Except for the representations and warranties expressly set forth in Article VI of this Agreement, Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 acknowledges, for itself and on behalf of its Affiliates, that none of Sellers or any other Person makes any other express or implied representation or warranty with respect to the Equity Interests, the LLC Interests, the Business or the Companies or otherwise or with respect to any other information provided to Buyer’s or its Affiliates’ directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives, whether on behalf of Sellers or such other Persons. Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 are unaware of any reason why either the First Merger or the Second Merger will fail to qualify as a reorganization under Section 368 of the Code. ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE, ANY OTHER STATUTE OR AT COMMON LAW ARE HEREBY WAIVED BY BUYER, A.T. MASSEY SUB, BUYER’S SUB 1 AND BUYER’S SUB 2. BUYER, A.T. MASSEY SUB, BUYER’S SUB 1 AND BUYER’S SUB 2 ACKNOWLEDGE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN ARTICLE VI, BUYER TAKES THE COMPANIES, THE BUSINESS AND THE TANGIBLE PERSONAL PROPERTY “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”.

Section 7.6 Availability of Funds. Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 will have on the Closing Date sufficient unencumbered funds to consummate the transactions contemplated by this Agreement, including but not limited to the Closing Cash Delivery Amount and all fees and expenses required to be paid by Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 in connection with the transactions contemplated hereby.

Section 7.7 Solvency. None of Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 is entering into the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated hereby, Buyer and its subsidiaries, on a consolidated basis, will be Solvent and will have adequate capital to carry on their respective businesses. For purposes of this Section 7.7, “Solvent” shall mean, with respect to any Person, that (i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its Liabilities (including contingent and unliquidated Liabilities), (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable Liabilities as they become absolute and matured, (iii) such Person has adequate capital to carry on its business and (iv) such Person does not intend or believe it will incur Liabilities beyond its ability to pay as such Liabilities mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

Section 7.8 Investment. A.T. Massey Sub is acquiring the LLC Interests for A.T. Massey Sub’s own account, for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof as such term is used in connection with the registration provisions of the Securities Act. A.T. Massey Sub acknowledges that the LLC

Interests are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such LLC Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. A.T. Massey Sub (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the LLC Interests and is capable of bearing the economic risks of such investment. Further, A.T. Massey Sub has not relied upon any representations and warranties made by, or other information (whether oral or written) furnished by or on behalf of the Sellers, or any director, officer, employee, agent or Affiliate of any Seller other than as set forth herein.

Section 7.9 SEC Reports; Buyer Financial Statements.

(a) Buyer has timely filed all forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed with the SEC since January 1, 2007. All such required forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) are referred to herein as the “Buyer SEC Reports.” As of their respective dates, the Buyer SEC Reports (i) were in all material respects prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Buyer SEC Reports are accurate and complete and comply as to form and content with all applicable legal requirements.

(b) The audited consolidated financial statements (including any related notes thereto) contained in the Buyer SEC Reports or delivered to Sellers representing the consolidated balance sheet of Buyer and its subsidiaries at December 31, 2009 and the consolidated statements of income, cash flow and stockholders equity for the three-year period then ended and the unaudited financial statements (including any related notes) for all interim periods since December 31, 2009 included in the Buyer SEC Reports (the “Buyer Financials”), (x) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and that unaudited financial statements are subject to normal and recurring year-end adjustments that have not been and are not expected to be material) and (y) fairly presented the consolidated financial position and consolidated results of its operations and cash flows for the periods indicated. The balance sheet of Buyer as of December 31, 2009 is hereinafter referred to as the “Buyer Balance Sheet.” Except as disclosed in the Buyer Financials, Buyer has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with U.S. GAAP that, have had or would reasonably be expected to have a Buyer Material Adverse Effect, except liabilities (i) provided for in the Buyer Balance Sheet, (ii) incurred since the date of the Buyer Balance Sheet in the Ordinary Course of Business consistent with past practice in both type and amount or (iii) disclosed on Schedule 7.9(b).

(c) Buyer has designed and maintains adequate disclosure controls and procedures to ensure that material information relating to Buyer, including its subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Buyer by others within those entities. To Buyer’s Knowledge, (i) there are no material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Buyer’s ability to record, process, summarize and report financial information and (ii) there is no fraud, or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

(d) Buyer maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 7.10 Authorized Shares. As of the date of this Agreement, the authorized capital stock of Buyer consists of (i) 150,000,000 Buyer Shares, and (ii) 20,000,000 shares of preferred stock, no par value, of which none are outstanding. At the close of business on March 11, 2010: (i) 86, 678,561 Buyer Shares were issued and outstanding (including 568,345 shares of restricted stock); (ii) no Buyer Shares were held by Buyer in its treasury; (iii) 1,748,308 Buyer Shares were subject to issued and outstanding options or stock appreciation rights to purchase or acquire Buyer Shares (such stock options, collectively the “Buyer Options”); and (iv) the Buyer Shares Maximum Issuance is 17,335,712 Buyer Shares. Except as disclosed in the Buyer SEC Reports, as of the date of this Agreement, there are no commitments that could require Buyer to issue, sell, or otherwise cause to become outstanding any equity interests (other than such Buyer Options), and there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Buyer. All equity interests issued by Buyer have been issued in compliance with the Securities Act and applicable state securities Laws. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity interests of Buyer. All of the Buyer Shares to be issued to the Seller Individuals have been and are (i) duly authorized and, upon consummation of the transactions contemplated hereby, will be validly issued, fully paid, and nonassessable, and (ii) issued in compliance with the Securities Act, applicable state securities Laws and any stock exchange regulations applicable to Buyer. Except for transfer restrictions contained in the Registration Rights Agreement, the Buyer Shares to be issued to the Seller Individuals, at the time of issuance, will be free and clear of any restrictions on transfer (other than restrictions on transfer imposed under the Securities Act), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, preemptive rights, demands and Encumbrances of any kind. There are no stockholder agreements, voting trusts or other agreements or understandings to which Buyer is a party or by which it is bound relating to the voting of any of Buyer Shares. At Closing, the entire equity capitalization of A.T. Massey Sub will consist of its shares, all of which will be duly authorized, validly issued and owned of record and beneficially only by A.T. Massey Intermediate Sub. At Closing, the entire equity capitalization of A.T. Massey Intermediate Sub will consist of its shares, all of which will be duly authorized, validly issued and owned of record and beneficially only by A.T. Massey Coal Company, Inc. The entire equity capitalization of A.T. Massey Coal Company, Inc. consists of its shares, all of which are duly authorized, validly issued and are owned of record and beneficially only by Buyer. At Closing, the entire equity capitalization of Buyer’s Sub 1 and Buyer’s Sub 2 will consist of their shares, all of which will be duly authorized, validly issued and are owned of record and beneficially only by Buyer.

Section 7.11 Absence of Certain Changes or Events. Except to the extent required by the transactions contemplated by this Agreement or as disclosed in Schedule 7.11, since December 31, 2009: (i) Buyer has conducted its Businesses in the Ordinary Course of Business; and (ii) there has not occurred any event, circumstance or development or combination of events, circumstances or developments that has had or is reasonably expected to have a Material Adverse Effect on the Buyer.

Section 7.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VII, none of Buyer, A.T. Massey Sub, Buyer’s Sub 1, Buyer’s Sub 2 or any other Person makes any other express or implied representation or warranty on behalf of Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 with respect to the transactions contemplated by this Agreement.

ARTICLE VIII

Certain Covenants and Agreements

Section 8.1 Operation of Business. Except as otherwise contemplated by this Agreement or as set forth in Schedule 8.1, Sellers shall cause the Companies to, until the earlier of the termination of this Agreement and the Closing, conduct the Businesses of the Companies only in the Ordinary Course of Business, and Sellers covenant that they shall cause the Companies to use their reasonable best efforts to continue, in a manner consistent with the past practices of the Businesses of the Companies, to maintain and preserve intact such Businesses and to keep available the services of its present officers and significant Employees (except Sellers from and after the Closing) and to maintain its ordinary and customary relationships with its suppliers, customers and others having business relationships with it with a view toward preserving for Buyer the Businesses of the Companies, the assets used therein and the goodwill associated therewith. Until the earlier of the termination of this Agreement and the Closing, and except in the Ordinary Course of Business or as expressly contemplated by the terms of this Agreement, as may be required by applicable Law, as set forth in Schedule 8.1 or in connection with the payment of any Seller Transaction Expenses, Sellers shall not, and shall cause each of the Companies not to, without the prior written approval of Buyer, take any of the following actions with respect to the Companies or their Businesses:

(a) enter into, adopt, amend or make any award or grant under any Company Benefit Plan, grant or announce any increase in the compensation, bonuses or other benefits payable to any current or former Directors, consultants or Employees of any Company (other than Transaction Bonus Payments in accordance with Section 5.1(f)), except for increases required by any Company Benefit Plan (as in effect on the date hereof) or applicable Law, except that the Company may pay bonuses to Employees consistent with past practice;

(b) except as contemplated by the terms of this Agreement or as described on Schedule 8.1(b), (i) make any loan, or redeem or purchase any Company’s equity interests, transfer any asset, or enter into or agree to enter into any transaction to, with or for the benefit of any Seller or any of his or its Affiliates (other than the Companies) (or agree, whether in writing or otherwise, to do the foregoing) or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except for employee advances for expenses in the Ordinary Course of Business;

(c) amend the Charter Documents of any Company, or issue or sell or encumber or agree to issue or sell or encumber any equity interests in the Companies, or any securities convertible into or exchangeable for equity interests in any of the Companies, or issue or sell any options, warrants or other rights to acquire any equity interests in any of the Companies;

(d) sell, transfer, license, sublicense, lease, rent or otherwise dispose of or encumber any of the properties or assets pertaining to the Businesses of the Companies, other than the (i) sale of coal, other inventory and obsolete equipment, (ii) lease, sublease or entering into other contractual relationships by and among a Company and one or more other Company or third parties relating to rights of way, surface rights or similar rights of use, (iii) purchase of leased equipment under existing lease options as described on Schedule 8.1(d) or (iv) lease of additional equipment under existing master leases as described on Schedule 8.1(d), in such cases in the Ordinary Course of Business;

(e) cancel any debts owed to or waive any material claims or rights of the Companies;

(f) other than as set forth in Schedule 8.1(f), fail to make any capital expenditure or commitment in the Ordinary Course of Business or as planned as of the date of this Agreement, or make or commit to make any capital expenditure or commitment outside the Ordinary Course of Business not planned as of the date of this Agreement;

(g) recognize any labor union or other employee representative, or enter into any collective bargaining agreement;

(h) incur, assume or guarantee any Indebtedness other than such Indebtedness that is repaid prior to Closing pursuant to Section 9.2(c) hereof, or enter into any swap or other off-balance sheet transaction for its own account, or enter into any economic arrangement having the economic effect of any of the foregoing;

(i) change in any material respect any Tax elections or settle or compromise any material Tax liability; change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of the Companies for any period ending after the Closing Date or decreasing any Tax attribute of any of the Companies existing on the Closing Date;

(j) enter into, amend or terminate any material Contract or waive or assign any material right thereunder, including grants of Intellectual Property Rights by assignment, license or otherwise;

(k) except as may be required as a result of a change in Law or under U.S. GAAP, change any accounting, financial reporting, inventory, or credit allowance principle, practice, method or policy used by the Companies;

(l) satisfy any liabilities or compromise or settle (including by entering into any consent decree) any lawsuit or claim (including any lawsuit or claim involving as a party any Governmental Entity) unless such satisfaction or compromise includes the payment in full by the Companies of all financial obligations arising therefrom.

(m) fail to pay accounts payable and other obligations, when they become due and payable, other than as consistent with past practice;

(n) merge or consolidate with, or agree to merge or consolidate with, or purchase of the assets of, or otherwise acquire, any business, business organization or division thereof, or any Person (other than the purchase of assets from suppliers and vendors in the Ordinary Course of Business);

(o) fail to maintain in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

(p) fail to have cash in the bank accounts of the Companies at Closing sufficient to fund any Seller Transaction Expenses for which obligations of the Company remain outstanding after Closing, if any;

(q) fail to file any material Tax Return when due (or, alternatively, fail to file for any available extension) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects; or

(r) agree, whether in writing or otherwise, to do any of the foregoing.

Section 8.2 Access and Information. During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement and the Closing, Sellers shall, and shall cause the Companies to: (a) upon reasonable request and notice, provide Buyer and its authorized agents or representatives, at Buyer’s sole risk, cost and expense, reasonable access to the management, facilities, properties, books and records (financial and otherwise) of the Companies, as well as to personnel of the Companies (including officers and employees) and outside accountants and consultants and (b) furnish to Buyer (and its authorized agents and representatives) monthly combined balance sheets and statements of income and cash flow, in substantially the same format and prepared using substantially the same methods as the management accounts of the Companies (the “Pre-Closing Financial Statements”). Sellers shall, and shall cause the Companies to, furnish such Pre-Closing Financial Statements when available, but in no event later than ten (10) Business Days after the end of the month to which such Pre-Closing Financial Statements relate. The Parties shall continue to be bound by their existing Confidentiality Agreement effective January 19, 2010, as amended February 18, 2010 (the “Confidentiality Agreement”).

Section 8.3 Registrations, Filings and Consents. (a) Each of Buyer and the Sellers agrees to make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act, with respect to the transactions contemplated hereby reasonably promptly after the date hereof. The filing cost for the Notification and Report Form pursuant to the HSR Act shall be borne entirely by Buyer.

(b) To the extent permissible under applicable Law and consistent with the instructions of any Person with jurisdiction to review and, as appropriate, authorize or approve the transactions contemplated by this Agreement or the Ancillary Agreements (each, a “Government Regulatory Entity”), Buyer and Sellers each shall keep the other informed of the status of matters relating to completion of the transactions contemplated hereby, including by promptly furnishing the other Party or Parties with copies of notices or other communications received by Buyer or Sellers, the Companies or any of the Affiliates or representatives of the foregoing, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement, provided, that Sellers need not furnish routine enforcement notices or orders from Government Regulatory Entities.

(c) Without limiting the generality of the undertakings pursuant to this Section 8.3, Sellers and Buyer agree to provide or cause their respective Affiliates or representatives to provide promptly to any Government Regulatory Entity information and documents requested by such Government Regulatory Entity.

Section 8.4 Non-Solicitation, Non-Competition, Confidentiality.

(a) Until the fifth (5th) anniversary of the Closing Date, Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, solicit or seek to induce any Person employed by any Company after the Closing Date to leave his or her employment or positions with such Company or hire any such Person; provided, that “solicit or seek to induce” shall not include, and Sellers and their respective Affiliates shall not be prohibited from, making general solicitations (e.g., newspaper advertisements and hiring fairs) not targeted at specific Employees.

(b) After the Closing Date, each Seller shall maintain the confidentiality of, and not use, (i) confidential or proprietary information regarding the Companies or (ii) trade secrets regarding the Companies; provided, that this Section 8.4 shall not apply to information: (A) that becomes available after the Closing Date to such Seller from a source other than another Seller or the Companies (and not as a result of a violation of a contractual restriction or fiduciary duty known to such Seller); or (B) that was or becomes generally available to the public (and not as a result of a violation of a contractual restriction or fiduciary duty known to such Seller). Notwithstanding the preceding sentence, such Seller may, and may permit, disclosure of such information (i) in response to any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process); (ii) if requested by a Governmental Entity; or (iii) to avoid violating the federal securities laws; provided, that such Seller will, to the extent practicable, promptly notify Buyer thereof and cooperate with Buyer at Buyer’s reasonable request and cost if Buyer should seek to obtain an order that confidential treatment will be accorded to such information.

(c) Sellers covenant and agree that for a period of three (3) years after the Closing Date they will not, and will cause their respective Affiliates not to, directly or indirectly (including by acquiring or leasing property rights) engage or participate in, or acquire, manage, operate, control or participate in the management, operation or control of, either alone or jointly, any Person that engages in, the business of mining and selling coal in (i) that portion of the Commonwealth of Kentucky which is east of Lexington, Kentucky, (ii) the Commonwealth of Virginia and (iii) that portion of the State of West Virginia which is south of Charleston, West Virginia. Notwithstanding the foregoing, each of the Sellers may own up to five percent (5%) of the outstanding securities of any publicly traded company that engages or participates in, or acquires, manages, operates, controls or participates in the management, operation or control of, either alone or jointly, any Person that engages in, the business of mining and selling coal without violating this Section 8.4(c). The limitations set forth in this Section 8.4(c) shall not affect any Seller’s ability to own securities of Buyer and exercise any and all rights as a securityholder of Buyer.

(d) Each Party hereby agrees that (i) if, in any judicial proceeding, a court shall deem any of the restrictive covenants contained in Section 8.4(a), 8.4(b) and 8.4(c) (the “Restrictive Covenants”) invalid, illegal or unenforceable because its scope is considered excessive, such Restrictive Covenant shall be modified so that the scope of the Restrictive Covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable; and (ii) if any Restrictive Covenant (or portion thereof) is deemed invalid, illegal or unenforceable in any jurisdiction, as to that jurisdiction such Restrictive Covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining Restrictive Covenants (or portion thereof) in such jurisdiction or rendering that or any other Restrictive Covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction.

(e) Each Party recognizes and acknowledges that the performance of the obligations under this Section 8.4 are special, unique and extraordinary in character, and that in the event of a breach by any Party, their respective Affiliates or their respective employees, officers, Directors or advisors of the terms and conditions of this Section 8.4, the non-breaching Party shall be entitled to enforce the specific performance thereof by such other Party or its Affiliates or to enjoin the Party, its Affiliates, or their respective employees, officers, Directors or advisors from violating the provisions of this Section 8.4.

Section 8.5 Prohibition on Solicitation of Other Acquisition Offers. From the date hereof until the first to occur of Closing or termination of this Agreement pursuant to

Section 10.1, each Seller shall not, nor shall any Seller permit any Company or any of their respective Affiliates (or authorize or permit any of their respective representatives) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (other than as contemplated by this Agreement) to (i) (A) sell any of the Equity Interests or the LLC Interests or a material portion of the assets of the Companies, or (B) make any investment in the Equity Interests or the LLC Interests or other equity interests of any of the Companies, (ii) reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, (A) any sale of the Equity Interests, the LLC Interests or a material portion of the assets of the Companies, or (B) any investment in the Equity Interests, the LLC Interests or other equity interests of any of the Companies, (iii) furnish or cause to be furnished any information with respect to the Companies to any Person (other than as contemplated by this Agreement) that any such Seller, Affiliate or representative knows or has reason to believe is in the process of considering (A) an investment in the Equity Interests, the LLC Interests or other equity interests of any of the Companies or (B) the purchase of any of the Equity Interests, the LLC Interests or a material portion of the assets of the Companies.

Section 8.6 Consents. The Parties acknowledge that the entities set forth in Schedule 8.6 (the “Consenting Parties”) have entered into the Contracts set forth in Schedule 6.10(b)-2 with certain of the Companies that contain “change-of-control,” “change-of-ownership” or other similar provisions permitting the Consenting Party to terminate such Contract upon the consummation of the transactions contemplated by this Agreement. For the Contracts set forth in Schedule 9.2(k), Sellers and the Companies will use their commercially reasonable efforts to obtain in writing prior to Closing any Consenting Party’s waiver of its right to terminate its Contract or any other rights such Consenting Party may have or attempt to assert arising out of the transactions described herein (a “Change of Control Waiver”) and will deliver to Buyer copies of such Change of Control Waivers promptly after they are obtained by Sellers. For all other Contracts set forth in Schedule 6.10(b)-2, Buyer and Seller shall work together in good faith to determine the appropriate process for obtaining the Change of Control Waivers. Sellers and the Companies shall not be required to make any payments or incur any fees or similar expenses with respect thereto. The Parties shall keep each other aware of developments with respect to the obtaining of the Change of Control Waivers and shall promptly forward copies of any such waivers to each other upon receipt.

Section 8.7 Performance of Obligations; Further Assurances.

(a) Prior to and at the Closing, each of the Parties shall, each of Sellers shall cause the Companies to, and each of Sellers and Buyer shall cause their respective Affiliates to, use its reasonable best efforts to fulfill all conditions on its part to be fulfilled under this Agreement and the Ancillary Agreements and to cause the transactions contemplated hereby and thereby to be consummated.

(b) At any time following the Closing Date, each of the Parties shall, Buyer shall cause the Companies to, and each of Sellers and Buyer shall cause its respective Affiliates to, promptly execute, acknowledge and deliver any assurances or documents reasonably requested by Buyer or Sellers, as the case may be, and necessary for Buyer or Sellers, as the case may be, to satisfy their obligations hereunder or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Notwithstanding anything herein to the contrary, each of the Parties shall use its reasonable best efforts to cause the Mergers to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Mergers from qualifying as reorganizations under the provisions of Section 368(a) of the Code. Each of the Parties shall report the Mergers for United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code.

(d) Sellers agree that to the extent the amount of any Intercompany Accounts can be reasonably determined by Sellers, such Intercompany Accounts shall have been paid in full.

Section 8.8 Environmental and Mining Permits.

(a) As a condition precedent to Closing under this Agreement, Buyer shall deliver to the applicable Governmental Entities on the Closing Date (i) all filings, each in a form that satisfies all requirements of the applicable Governmental Entities, that are necessary to cause the applicable Governmental Entities to transfer to Buyer the Environmental and Mining Permits (the “Transfer Applications”); and (ii) any and all replacement bonds or other financial security, if applicable, required to complete the transfer of the Environmental and Mining Permits and replace the Company Bonds. The Parties acknowledge that some Governmental Entities may not require a permit transfer but will/may require updated ownership and control information perhaps with a bond replacement and/or the issuance of a new license or mine number and that any reference herein to a permit transfer shall also refer to bond replacement and/or ownership and control information or issuance of a new license or mine number. At the Closing, Buyer shall deliver to Sellers copies of the Transfer Applications. Sellers will cooperate with Buyer in completing all necessary forms to effect the Transfer Applications and to effect Buyer’s ability to operate under Sellers’ permits during the Transfer Period described below.

(b) Any Environmental and Mining Permits held and/or controlled by the Companies and that are required to be transferred may continue to be utilized by Buyer after Closing but shall be transferred and/or replaced, as applicable, within the Transfer Period, provided, that all Company Bonds posted under the Environmental and Mining Permits shall be replaced by Buyer at Closing or promptly thereafter before processing the Transfer Applications. For purposes of this Agreement, the “Transfer Period” shall mean the one hundred and twenty (120) day period following the Closing Date, except that the period shall be extended an additional sixty (60) days should Governmental Entities delay processing and approval of Transfer Applications. Buyer shall reimburse Sellers for any direct costs incurred by Sellers in connection with the maintenance of such Environmental and Mining Permits or related bonds from the Closing Date up to and including the date that such transfers occur.

(c) Buyer shall diligently pursue and take all action necessary to secure the transfer of all the Environmental and Mining Permits within the Transfer Period. It shall be Buyer’s obligation to expeditiously effectuate the transfer of the Environmental and Mining Permits, which shall include, but is not limited to cooperating with the relevant Governmental

Entities, participating in the public comment process, and working with interested parties and neighboring landowners. In the event Buyer fails to secure transfer of all Environmental and Mining Permits within the Transfer Period, then Buyer shall pay to Sellers the amount of any and all costs, expenses or damages incurred by Sellers or their Affiliates resulting from such failure.

(d) If Sellers receive a notice of violation under any Environmental and Mining Permit following the Closing Date but before the transfer of the Environmental and Mining Permit, Sellers will give Buyer prompt notice thereof. Buyer shall, at is sole expense, promptly take action to cure any such violation, whether such violation is based on any of the Companies actions before, on or after the Closing Date, within the applicable abatement period. If Sellers determine, in their reasonable discretion, that Buyer will not cause such violation to be cured in a timely fashion, Sellers shall have the right to cure, or cause to be cured, such violation itself in which case Buyer shall reimburse Sellers for any and all costs, expenses and/or damages incurred by Sellers in curing such violation. Notwithstanding any of the foregoing, Sellers shall have the right to cure, or cause to be cured, such violation if Sellers determine that failure to cure such violation will likely result in Sellers being “permit-blocked” in any state or under the federal applicant violators system in which case Buyer shall reimburse Sellers for any and all such costs, expenses and/or damages incurred by Sellers to cure such violations.

(e) The Parties hereto acknowledge that there are certain bonds and/or letters of credit posted for the benefit of the Companies that are not related to the Environmental and Mining Permits and are more particularly set out on Schedule 8.8(e) (the “Miscellaneous Bonds”) for the purpose of obtaining workers’ compensation coverage. The Parties acknowledge that these Miscellaneous Bonds shall be cancelled at Closing and not available to Buyer post-Closing.

(f) The surety under the existing Company Bonds posted for the Environmental and Mining Permits has certain indemnity rights under those certain agreements set forth on Schedule 8.8(f) (the “Bond Indemnity Agreements”). Buyer, at its sole expense, shall obtain the consent of the parties to the Bond Indemnity Agreements so that Buyer may continue to operate under the Bond Indemnity Agreements after the Closing Date.

Section 8.9 Books, Records, Access and Other Services. Without limiting any other rights or obligations of the Parties contained herein, for a period of seven (7) years following the Closing or such longer period as is required by applicable Law or such shorter period as noted below, upon Seller’s reasonable request and by adequate advance notice, Buyer shall, and Buyer shall cause A.T. Massey Sub, Buyer’s Sub 1, Buyer’s Sub 2, the Companies and their Affiliates with respect to the Business to, afford to Sellers and their representatives reasonable access during regular normal business hours to the properties, books and records and employees of Buyer, A.T. Massey Sub, Buyer’s Sub 1, Buyer’s Sub 2, the Companies and their Affiliates with respect to the Business to the extent necessary to: (i) enable Sellers to prepare, defend or participate in any judicial, arbitration, mediation or administrative proceeding related to the Business, (ii) enable Sellers and their representatives to satisfy Sellers’ and their Affiliates’ financial reporting and tax planning, tax preparation, tax reporting and related obligations, including but not limited to providing necessary data to complete such reports, plans and returns, (iii) enable Sellers to prepare all filings for periods ending on or prior to Closing with any Governmental Entity, (iv) enable Sellers to calculate, respond to and participate in all matters relating to the LLC Closing Adjusted Working Capital Statement and the First Merger Closing Adjusted Working Capital Statement, and (v) provide reasonable information technology support and assistance to Sellers for the ninety (90) day period following Closing.

Section 8.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer, the First Merger Surviving Corporation, the Second Merger Surviving Corporation and A.T. Massey Sub jointly and severally agree to: (i) indemnify, defend, hold harmless and waive any and all claims of any nature with respect to the present and former Directors, officers, employees, fiduciaries and agents of each of the Companies, including CRC and PRRC, against all liabilities incurred by such individuals arising from services rendered for or at the request of each of the Companies, including CRC and PRRC, at any time prior to or on the Effective Time, and (ii) advance expenses (including reasonable attorneys’ fees as incurred), in each case to the fullest extent permitted under applicable law and the Articles of Incorporation of the First Merger Surviving Corporation and Second Merger Surviving Corporation (as in effect at the Effective Time). The rights granted pursuant to this Section 8.10 shall not apply to any claim against such indemnified party arising out of a claim for indemnification made by a Buyer Indemnified Party pursuant to Section 11.3 hereof. Any determination required to be made with respect to whether the conduct of an individual seeking indemnification has complied with the standards set forth under applicable law shall be made by independent counsel mutually acceptable to Buyer and such individual.

(b) Prior to the Effective Time, each of the Companies shall purchase non-cancelable extended reporting period endorsements under their existing Directors’ and officers’ liability insurance coverage for each such Company’s Directors and officers in substantially the same form as presently maintained by each Company (the “Pre-Closing D&O Policy Fees”), which shall provide such Directors and officers with coverage for seven (7) years following the Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the Directors’ and officers’ liability insurance coverage presently maintained by each Company.

(c) Notwithstanding any other provisions hereof, the obligations of Buyer, the First Merger Surviving Corporation, the Second Merger Surviving Corporation and A.T. Massey Sub contained in this Section 8.10 shall be binding upon the successors and assigns of Buyer, the First Merger Surviving Corporation, the Second Merger Surviving Corporation and A.T. Massey Sub. In the event Buyer, the First Merger Surviving Corporation, the Second Merger Surviving Corporation or A.T. Massey Sub or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of Buyer, the First Merger Surviving Corporation, the Second Merger Surviving Corporation or A.T. Massey Sub, as the case may be, honor the indemnification obligations set forth in this Section 8.10.

(d) After the Closing Date, the obligations of Buyer, the First Merger Surviving Corporation, the Second Merger Surviving Corporation and A.T. Massey Sub under this Section 8.10 shall not be terminated or modified in such a manner as to affect adversely any Person to whom this Section 8.10 applies without the written consent of such affected Person (it being expressly agreed that the Persons to whom this Section 8.10 applies shall be third party beneficiaries of this Section 8.10).

(e) Nothing in this Agreement is intended to, or shall be construed to, release, waive or impair any rights to Directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any of the Companies or any of their subsidiaries or any of their respective Directors or officers, it being understood and agreed that the indemnification provided for in this Section 8.10 is not prior to or in substitution for any such claims under such policies.

Section 8.11 Release.

(a) As of the Closing, Sellers, in their individual capacity and on behalf of all of their respective Affiliates and, to the extent Sellers have the authority, all members, stockholders, officers and directors of any of the foregoing and all other Persons claiming by, through, for or under Sellers or on behalf of Sellers (such other persons hereinafter referred to collectively as the “Sellers Related Parties”) hereby irrevocably and unconditionally release, settle, cancel, discharge and acknowledge to be fully and finally satisfied any and all claims, demands, rights, actions, causes of action, debts, accounts, covenants, contracts, agreements, promises, damages, costs, reimbursements, compensation, liabilities and expenses, including attorneys’ fees, of any and every kind, nature or description whatsoever, known or unknown, at law or in equity (including with respect to the allocation among Sellers of the proportionate amount of consideration received pursuant to the transactions contemplated by this Agreement) other than those Sellers may have against Buyer, Buyer’s Sub1, Buyer’s Sub 2 or A.T. Massey Sub arising under this Agreement and the Registration Rights Agreement (but subject to the limitations set forth in Section 11.6 hereof) (collectively, “Sellers Claims and Losses”), which Sellers or any of the Sellers Related Parties may have had or may now have or assert against (i) Buyer and its Affiliates or (ii) any of the Companies (collectively, the “Buyer Released Parties”), which are on account of any matter whatsoever attributable to the period, or arising during the period, from the beginning of time through and including and ending at the Closing (all Sellers Claims and Losses released in this Section 8.11 being referred to as the “Sellers Released Claims”).

(b) Sellers agree that neither Sellers nor the Sellers Related Parties, or any of them, nor anyone claiming under, through or for them or on their behalf will bring, file, institute, prosecute, maintain, participate in, or recover upon, either directly or indirectly, or encourage or benefit from the institution of, any suit, charge, administrative proceeding, investigation, or action at law or in equity against the Buyer Released Parties, or any of them, in or before any court, agency or forum, state or federal, or otherwise, for or relating to any of the Sellers Released Claims. Sellers agree that this release may be pleaded by the Buyer Released Parties as a counterclaim or cross-claim to or as a defense in bar or abatement of any Sellers Released Claim.

Section 8.12 Financing.

(a) The Sellers acknowledge that Buyer intends to explore financing options to fund a portion of the Closing Cash Delivery Amount after the date of this Agreement. In furtherance of such efforts, Buyer may need to provide third parties, including investment banking firms, from whom Buyer is seeking such financing (the “Financing Parties”) certain information about the Companies that the Sellers and the Companies have provided to Buyer in the negotiation of this Agreement or otherwise (the “Company Information”). Upon the reasonable request of Buyer, the Sellers agree to (i) provide the Company Information to a Financing Party upon the execution by the Financing Party of a confidentiality agreement, of scope and content as reasonably acceptable to the Companies or the Sellers; provided, that nothing contained in this Section 8.12 shall require cooperation to the extent it would interfere unreasonably with the Business of the Companies, and (ii) participate in a reasonable number of meetings (including customary one-on-one meetings with the lead underwriters and due diligence sessions (including accounting)).

(b) Between the date hereof and the Closing, Sellers and the Companies shall use commercially reasonable efforts to provide Buyer with such information as Buyer may reasonably request in connection with (i) Buyer’s efforts to cause the Audited Financial Statements to comply with Regulation S-X, and (ii) Buyer’s preparation of pro forma financial information for purposes of its reports or other filings (including any registration statement, any amendment thereto, or any prospectus or prospectus supplement in connection therewith) in accordance with the Exchange Act.

(c) Between the date hereof and the Closing, in the event the SEC has comments or questions on any of the Audited Financial Statements, Sellers and the Companies shall use commercially reasonable efforts to assist and reasonably cooperate with Buyer, Buyer’s independent accountants and the SEC to resolve any such issues and questions regarding such Audited Financial Statements and take such commercially reasonably actions with respect to such Audited Financial Statements as are necessary for Buyer to satisfy its obligations under Regulation S-X. The Parties hereby agree that the receipt of any comments or questions from the SEC or any changes to the Audited Financial Statements made in response to such comments or questions shall in no event create any presumption or other basis, in and of itself, for asserting that the covenants set forth in this Section 8.12 or the representations and warranties set forth in Article VI are breached or not satisfied.

(d) Between the date hereof and the Closing, Sellers and the Companies shall use commercially reasonable efforts to cooperate with Buyer’s reasonable requests in connection with Buyer’s compliance with applicable Laws with respect to the transactions hereunder, including (i) providing access to its management upon reasonable prior notice during normal business hours to assist with SEC reporting obligations of the transactions hereunder, including the preparation by Buyer of pro forma financial statements and addressing purchase accounting issues and (ii) allowing access to the Companies’ Auditors (including to the extent required by such accountants, consent to the release of their work papers to Buyer or Buyer’s independent accountants), and discussing with the Companies’ Auditors appropriate consents to fulfill Buyer’s reporting requirements, including financial statements and the notes thereto.

(e) Buyer shall, promptly upon written request by the Companies or the Sellers, reimburse the Companies or the Sellers, as the case may be, for all reasonable costs to the extent such costs are incurred by the Companies or Sellers in connection with the cooperation provided by the Companies or the Sellers pursuant to the terms of this Section 8.12 and Buyer shall indemnify and hold harmless the Companies and Sellers and their respective Affiliates, Directors, managers, officers, employees, shareholders, members and agents from and against any and all Losses (as defined herein) suffered or incurred by any of them in connection with any financing or Sellers’ or the Companies’ actions under this Section 8.12. For the avoidance of doubt, the Parties agree that the successful completion of any financing by Buyer is not a condition to the Closing of the transactions contemplated by this Agreement and once all other conditions to this Agreement are satisfied or waived, if Buyer is not able to or does not deliver the Closing Cash Delivery Amount, it shall be considered a material breach of this Agreement.

Section 8.13 Cash and Marketable Securities. Subject to the limitations set forth in Section 8.1(p), Buyer consents to the distribution of book cash and marketable securities owned by the Companies to the Sellers between the date hereof and the Closing Date.

Section 8.14 Joinder of A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2. Buyer agrees that prior to Closing (i) it will cause A.T. Massey Coal Company, Inc. to form a corporation that will serve as A.T. Massey Intermediate Sub which will then form a corporation that will serve as A.T. Massey Sub under this Agreement, (ii) it will form or cause to be formed corporations that will serve as Buyer’s Sub 1 and Buyer’s Sub 2 under this Agreement, (iii) Buyer will cause A.T. Massey Coal Company, Inc. to cause A.T. Massey Intermediate Sub to cause A.T. Massey Sub to execute a joinder to this Agreement whereby A.T Massey Sub agrees to be bound by the terms hereof, and (iv) Buyer will cause Buyer’s Sub 1 and Buyer’s Sub 2 to execute a joinder to this Agreement whereby Buyer’s Sub 1 and Buyer’s Sub 2 agree to be bound by the terms hereof.

ARTICLE IX

Conditions to Closing

Section 9.1 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligations of the Parties to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver in writing, it being specified that Sellers’ Agent may deliver any such waiver on behalf of Sellers) at or prior to the Closing of each of the following conditions:

(a) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Judgment or other order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise restricts or prohibits consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated.

(c) The Parties shall have delivered, or caused to be delivered the documents and payments listed in Section 5.1(b)-(e).

Section 9.2 Conditions to Obligations of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2. The obligation of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and

Buyer’s Sub 2 to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2) at or prior to the Closing of each of the following conditions:

(a) (i) The representations and warranties of Sellers contained in Sections, 6.1(b), 6.2(a), 6.2(b), 6.3 and Section 6.11(l) and (m) shall be true and correct in all respects (except in the case of Sections 6.2 and 6.3 for de minimis inaccuracies therein), in each case, both as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all respects (except in the case of Sections 6.2 and 6.3 for de minimis inaccuracies therein) as of such earlier date, and (ii) the other representations and warranties contained in Article VI hereof shall be true and correct in all respects as of the Closing Date (without giving effect to any limitation in any representation or warranty indicated by the words “Material Adverse Effect,” “in all material respects,” “material” or similar terms) except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all respects as of such earlier date, and except for such inaccuracies that would not have or reasonably be expected to have a Material Adverse Effect with respect to the Companies or Sellers, as the case may be, and Buyer shall have received a certificate dated as of the Closing Date and executed by each Seller to the foregoing effect.

(b) Sellers shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by Sellers prior to or at Closing under this Agreement, and Buyer shall have received certificates dated the Closing Date and executed by each Seller to the effect that such Seller has performed or complied in all material respects with all obligations and covenants required to be performed or complied with by it hereunder as of the date hereof.

(c) Sellers shall have (a) repaid or caused to be repaid, all Indebtedness for borrowed money, including the Indebtedness of the Companies set forth on Schedule 9.2(c) (including any prepayment penalties associated with the repayment of such Indebtedness) other than the Indebtedness secured by the Company Airplane, (b) delivered to Buyer a full and complete release of the Companies with respect to the Indebtedness secured by the Company Airplane, reasonably satisfactory in form and substance to the Buyer, (c) removed, caused to be removed or delivered documents satisfactory to Buyer authorizing Buyer to remove any and all Encumbrances on any of the LLC Interests or the Equity Interests, (d) removed, caused to be removed, or delivered documents reasonably satisfactory to Buyer authorizing Buyer to remove, any and all Encumbrances (other than Permitted Encumbrances) on any of the assets of the Companies other than the financing statements filed with respect to equipment subject to the equipment leases listed on Schedule 6.17(b) hereto, and (e) Buyer shall have received evidence reasonably satisfactory to it of each of the foregoing.

(d) The real estate lease dated July 1, 1997, by and between Cumberland Land Corporation and CRC for 152 Valley Street, Abingdon, Virginia shall be terminated.

(e) Cumberland Development Company LLC shall have assumed all of Company’s rights and obligations under the lease for the CRC Office Building, effective on or before the Closing Date.

(f) RG, MG and CRC shall have entered into, and closed the transactions contemplated by, an aircraft purchase agreement substantially in the form attached hereto as Exhibit C whereby RG shall purchase the sixty percent (60%) of the Company Airplane owned by CRC and the ten percent (10%) of the Company Airplane owned by MG for an aggregate purchase price as specified therein and the assumption of all Indebtedness secured by such Company Airplane (the “Aircraft Purchase Agreement”), and RG shall have assumed obligations of the Companies under any hanger leases related to the Company Airplane.

(g) BMR or its assignee shall have acquired the processing plant pursuant to the exercise of its option contained in the Termination and Option Continuation Agreement dated October 15, 1999, as amended, by and between BMR and Processing Systems, LLC.

(h) Since the date of this Agreement to the Closing Date, there shall not have occurred any event, circumstance or development or combination of events, circumstances or developments that shall have had or would reasonably be expected to have a Material Adverse Effect on the Companies or Sellers.

(i) Sellers will have paid or caused the Companies to have paid in full all obligations of the Companies arising out of any Seller Transaction Expenses.

(j) Except for the Ancillary Agreements to be entered into as provided herein and such Contracts listed on Schedule 9.2(j), all Contracts between each of Sellers or any of their respective Affiliates (other than the Companies) on the one hand, and any Company, on the other hand, shall have been terminated prior to Closing with a release in favor of the Companies.

(k) Each of the Change of Control Waivers listed on Schedule 9.2(k) shall have been obtained consistent with the Section 8.6 hereof and shall be in full force and effect.

(l) CRC shall have made a contribution to the capital of its subsidiaries in the amount of any net intercompany payables due to CRC from any such subsidiaries.

Section 9.3 Conditions to Obligations of Sellers. The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Sellers’ Agent acting on behalf of Sellers) at or prior to the Closing of the following conditions:

(a) (i) The representations and warranties of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 contained in Section 7.1(b) and the sixth and seventh sentences of 7.10 shall be true and correct in all respects, in each case, both as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all respects as of such earlier date, and (ii) the other representations and warranties contained in Article VII hereof shall be true and correct in all respects as of the Closing Date (without giving effect to any limitation in any representation or warranty indicated by the words “Material Adverse Effect,” “in all material respects,” “material” or similar terms), except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all respects as of such earlier date, and except for such inaccuracies that would not have or reasonably be expected to have a Material Adverse Effect on Buyer, and Sellers shall have received a certificate dated as of the Closing Date and executed by a duly authorized officer of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 to the foregoing effect.

(b) Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 prior to or at Closing under this Agreement, and Sellers shall have received a certificate dated the Closing Date and executed by a duly authorized officer thereof to the effect that such entity has performed or complied in all material respects with all obligations and covenants required to be performed or complied with by it hereunder as of the date hereof.

(c) Seller Individuals and Buyer shall have entered into a registration rights agreement substantially in the form attached hereto as Exhibit D whereby the Seller Individuals will be able to demand that Buyer register the Buyer Shares for resale upon written notice (the “Registration Rights Agreement”).

(d) Since the date of this Agreement to the Closing Date, there shall not have occurred any event, circumstance or development or combination of events, circumstances or developments that shall have had or would reasonably be expected to have a Material Adverse Effect on Buyer.

ARTICLE X

Termination

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written consent of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 and Sellers’ Agent acting on behalf of Sellers;

(b) by Buyer by written notice to Sellers if any of the conditions set forth in Sections 9.1 or 9.2 (including with respect to any representations and warranties) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York time on the date which is ninety (90) days from the date hereof (the “Termination Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it on or prior to the Closing; provided, that prior to any such termination Buyer shall have served notice thereof on Sellers’ Agent acting on behalf of Sellers as soon as practicable after it becomes aware that any such condition has not been or will not be fulfilled by the Termination Date and provided, further, that such condition which has not been fulfilled shall not have been fulfilled within fifteen (15) Business Days after notice thereof has been given to Sellers’ Agent acting on behalf of Sellers (it being agreed that where such fifteen (15) Business Day notice period would extend beyond the Termination Date, the Termination Date will be extended to such fifteenth (15th) Business Day; or

(c) by Sellers’ Agent acting on behalf of Sellers by written notice to Buyer if any of the conditions set forth in Sections 9.1 or 9.3 (including with respect to any representations and warranties) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York time on the Termination Date, time being of the essence, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them on or prior to the Closing; provided, that prior to any such termination Sellers’ Agent shall have served notice thereof on Buyer as soon as practicable after it becomes aware that any such condition has not been or will not be fulfilled by the Termination Date and provided, further, that such condition which has not been fulfilled shall not have been fulfilled within fifteen (15) Business Days after notice thereof has been given to Buyer (it being agreed that where such fifteen (15) Business Day notice period would extend beyond the Termination Date, the Termination Date will be extended to such fifteenth (15th) Business Day.

Section 10.2 Effect of Termination. If this Agreement is terminated as permitted by Section 10.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties, and this Agreement shall thereupon terminate and become void and of no further force and effect and there shall be no further liability or obligation on the part of any Party (or any stockholder, Director, officer, employee, agent, consultant or representative of such Party) hereto; provided, that the confidentiality undertakings in Section 8.2 and the provisions of Sections 12.2, 12.11 and 12.12, shall survive any termination hereof; and provided, further, that such termination shall not, subject to Section 11.7 hereof, relieve any Party of any liability (including, without limitation, reasonable attorneys’ fees and expenses) for a breach of this Agreement.

ARTICLE XI

Survival and Indemnification

Section 11.1 Survival of Representations, Warranties, Covenants and Agreements of Sellers. The representations and warranties of the Sellers contained in this Agreement shall not survive the Closing, except that the representations and warranties set forth in Sections 6.1(a) (Organization and Qualification; Power), 6.1(b) (Authority; Validity), 6.2(a) (Capital Stock), 6.2(b) (Other Outstanding Obligations), 6.3 (Ownership of the LLC Interests and Equity Interests) and Sections 6.11(l) and (m) (Tax Matters) shall survive the Closing indefinitely. None of the covenants and agreements set forth in this Agreement shall survive the Closing except for any covenant and agreement contained in this Agreement that by its terms contemplate performance after the Closing, including but not limited to those covenants and agreements set forth in Section 8.4 (Non-Solicitation, Non-Competition Confidentiality), Section 8.7 (Performance of Obligations; Further Assurances), Section 8.8 (Environmental and Mining Permits), Section 8.9 (Books and Records), Section 8.10 (Indemnification; Directors’ and Officers’ Insurance), this Article XI (Survival and Indemnification), Section 12.2 (Expenses), Section 12.11 (Governing Law; Submission to Jurisdiction; Selection of Forum) and Section 12.12 (Waiver of Jury Trial).

Section 11.2 Survival of Representations, Warranties, Covenants and Agreements of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2. The representations and warranties of Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 contained in this Agreement shall not survive the Closing, except that the representations and warranties set forth in Sections 7.1(a) (Organization; Power), 7.1(b) (Authorization; Validity) and the sixth and seventh sentences of 7.10 (Authorized Shares) shall survive the Closing indefinitely. None of the covenants and agreements set forth in this Agreement shall survive the Closing except for any covenant and agreement contained in this Agreement that by its terms contemplate performance after the Closing, including but not limited to those covenants and agreements set forth in Section 8.4 (Non-Solicitation, Non-Competition Confidentiality), Section 8.7 (Performance of Obligations; Further Assurances), Section 8.8 (Environmental and Mining Permits), Section 8.9 (Books and Records), Section 8.10 (Indemnification; Directors’ and Officers’ Insurance), this Article XI (Survival and Indemnification), Section 12.2 (Expenses), Section 12.11 (Governing Law; Submission to Jurisdiction; Selection of Forum) and Section 12.12 (Waiver of Jury Trial).

Section 11.3 Indemnification by Sellers. From and after the Closing Date, Sellers shall, severally and not jointly, indemnify and hold harmless Buyer and its Affiliates (including the Companies) and their respective Directors, managers, officers, employees, shareholders, members and agents (“Buyer Indemnified Parties”) against and in respect of all actions, suits, hearings, proceedings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, losses, damages, diminution in value, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims covered hereby) (collectively, “Losses”) sustained or incurred by any Buyer Indemnified Party, arising out of, in connection with or relating to (a) any breaches of such Seller’s representations and warranties set forth in Section 6.1(a) (Organization and Qualification; Power), 6.1(b) (Authority; Validity), 6.2(a) (Capital Stock), 6.2(b) (Other Outstanding Obligations) and 6.3 (Ownership of the LLC Interests and Equity Interests), (b) such Seller’s covenants and agreements contained in this Agreement that by their terms contemplate performance after the Closing, including but not limited to those covenants and agreements set forth in Section 8.4 (Non-Solicitation, Non-Competition Confidentiality), Section 8.7 (Performance of Obligations; Further Assurances), Section 8.8 (Environmental and Mining Permits), Section 8.9 (Books and Records), Section 8.10 (Indemnification; Directors’ and Officers’ Insurance), this Article XI (Survival and Indemnification), Section 12.2 (Expenses), Section 12.11 (Governing Law; Submission to Jurisdiction; Selection of Forum) and Section 12.12 (Waiver of Jury Trial) (c) the Seller Transaction Expenses or (d) the Indebtedness set forth on Schedule 1.1(b).

Section 11.4 Tax Indemnification and Related Tax Matters. (a) Sellers shall severally and not jointly indemnify and hold harmless the Buyer Indemnified Parties from and against, and shall pay, (i) any and all federal and state Income Taxes that are levied or imposed on the Companies and that accrue or otherwise relate to (1) a period ending prior to or on the Closing Date (including by reason of the sale of the LLC Interests and the First Merger and Second Merger contemplated hereunder), or (2) a determination by the IRS or the courts that either CRC or PRRC did not have an effective S election in place for the years 2003 through Closing, that any of their subsidiaries did not have a qualified subchapter S subsidiary election in place for the years 2003 through Closing or that any of the LLCs was taxable as a corporation for Income Tax purposes, (ii) all Taxes that are levied or imposed on the Companies with respect to an excess parachute payment described in Section 280G of the Code which any of the Companies obligated itself to pay prior to the Closing (whether paid before or after the Closing), (iii) all payroll and other employment Taxes attributable to a Transaction Bonus Payment and

(iv) reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims arising out of Sellers’ breach of its obligations under this Section 11.4. Notwithstanding the foregoing: (a) the CRC Shareholders shall jointly and severally indemnify Buyer from any Income Tax liability of CRC arising by reason of the First Merger not qualifying as a tax free reorganization pursuant to Section 368(a)(2)(D) of the Code by reason of an allocation by the IRS or any other Taxing Authority of consideration other than Buyer Shares to such transaction or as a result of any transactions engaged in by CRC prior to Closing; and (b) the PRRC Shareholders shall jointly and severally indemnify Buyer from any Income Tax liability of PRRC arising by reason of the Second Merger not qualifying as a tax free reorganization pursuant to Section 368(a)(2)(D) of the Code by reason of an allocation by the IRS or any other Taxing Authority of consideration other than Buyer Shares to such transaction or as a result of any transactions engaged in by PRRC prior to Closing. Buyer shall indemnify and hold harmless Sellers from and against, and shall pay, (A) any and all Taxes that are levied or imposed on the Companies and that accrue or otherwise relate to any period ending after the Closing Date (other than payable by Sellers pursuant to the preceding clause (ii) and (iii) of this Section 11.4(a), (B) Transfer Taxes for which Buyer is liable pursuant to Section 12.16 and (C) reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims arising out of Buyer’s breach of its obligations under this Section 11.4.

(b) For purposes of Section 11.4(a), in order to appropriately apportion any Tax relating to a taxable period beginning on or prior to, and ending after, the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the taxable period ending on or before the Closing Date shall be (i) in the case of an Income Tax or any Tax based on receipts, rent, purchases, payroll or other employee compensation, sales, use or consumption (including, but not limited to, excise and severance taxes), deemed equal to the amount that would be payable if the taxable period ended on the day before the Closing Date, and (ii) in the case of any other Tax, the amount of such Tax for the period in question multiplied by a fraction (the numerator of which is the number of calendar days in the period ending on the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period). Subject to the second sentence of Section 11.4(e), any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the applicable method employed in this Section 11.4(b).

(c) Except as otherwise provided in Section 11.4(a), Sellers and Buyer will be responsible for, and will timely pay, their own federal Income Taxes (if any) arising from the transactions contemplated by the Agreement.

(d) Buyer and Sellers agree to treat any and all payments made pursuant to this Section 11.4 as adjustments to the Base Purchase Price for LLC Interests or as adjustments to the First Merger Consideration or Second Merger Consideration for the Equity Interests, as the case may be, for all Tax purposes.

(e) All refunds, credits, rebates, reductions in Taxes or similar payments of, or relating to, any Taxes with respect to the Companies arising in a period ending on or before the Closing Date shall be retained by Buyer; however, if either Buyer or the Companies receives any such refund, credit, rebate, reduction in Taxes or similar payment of, or relating to income Taxes of the Sellers arising in a period ending on or before the Closing Date, then Buyer shall pay (or cause to be paid) such amount to Sellers, along with any interest received with respect thereto, within 30 days following receipt of such Tax refund. To the extent that Sellers receive a Tax refund or credit for any pre-Closing Date period attributable solely to the carryback of losses, credits or similar items from any post-Closing Date period and attributable to the Companies, Sellers shall pay to Buyer the amount of such refund or credit (along with any interest received with respect thereto) within thirty (30) days after receiving such refund or credit. Buyer hereby covenants and agrees that it will not amend any Tax Returns of the Companies that were filed prior to the Closing Date without written consent of the Sellers, which shall not be unreasonably withheld.

(f) All obligations under this Section 11.4 shall survive the Closing and continue until 30 days following the expiration of the statute of limitations on assessment of the relevant Tax. Any claim for indemnification shall survive such termination date, however, if any party, prior to such termination date, gives notice to the other party of a claim for indemnification pursuant to this Section 11.4 containing a written statement of facts that constitute or may give rise to an alleged claim for indemnification under this Section 11.4, specifying in reasonable detail the basis under this Agreement for such claim.

(g) Responsibility for Tax Returns.

(A) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than Income Tax Returns with respect to periods with respect to which the Company was a subchapter S corporation or LLC taxed as a partnership or disregarded entity. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing. Sellers shall reimburse Buyer for Taxes of the Companies with respect to such periods within fifteen (15) days after payment by Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the First Merger Closing Adjusted Working Capital Statement, the LLC Closing Adjusted Working Capital Statement or the Pre-Closing Financial Statements of any of the Companies. Sellers shall be responsible (with Buyer’s cooperation as hereinafter expressly provided) for causing the timely filing of all Income Tax Returns required by law to be filed by the Companies with respect to periods ending on or prior to the Closing Date with respect to which the Company was a subchapter S corporation or LLC taxed as a partnership or disregarded entity, and for causing the timely payment of all Taxes due and payable under such Tax Returns, and

(B) Sellers shall be responsible (with Buyer’s cooperation as hereinafter expressly provided) for causing the timely filing of all Tax Returns required by law to be filed by the Companies with respect to periods ending on or prior to the Closing Date, and for causing the timely payment of all Taxes due and payable under such Tax Returns, and (B) Buyer shall be responsible for the timely filing of all Tax Returns required by law to be filed by the Companies with respect to periods after the Closing Date (including the Straddle Period Tax Returns), and for the timely payment of all Taxes due and payable under such Tax Returns (except as otherwise required under Section 11.4 (a) and (b)). All such Tax Returns shall be true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign Tax Laws. Sellers agree that they shall make (or have effective) a section 754 election (and any similar election for state or local Tax purposes) with respect to any Company treated as a partnership for Tax purposes.

(h) Buyer and Sellers agree that an amount equal to the Base Purchase Price plus the LLC Estimated Adjusted Working Capital plus the aggregate amount of any liabilities of the LLCs not assumed by Sellers plus the LLC Post-Closing Adjustment (together, the “Aggregate LLC Interest Purchase Price”) shall be allocated among the LLC Interests as agreed to by Buyer and Sellers in accordance with applicable Law prior to Closing taking into consideration the fair market value of the LLC Interests and applicable Tax Law (the “LLC Allocation”). Buyer and Sellers agree that (i) they shall file all Tax Returns and forms consistent with such LLC Allocation, (ii) in the event that the IRS or any other Taxing Authority disputes the LLC Allocation, Sellers or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute, and shall cooperate in good faith in order to preserve the effectiveness of the LLC Allocation, and (iii) for all Tax purposes, Buyer and Sellers shall report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement and the LLC Allocation. The LLC Allocation of the Aggregate LLC Purchase Price to each particular LLC shall be allocated as agreed to by the Parties among the assets of such LLC in accordance with Section 1060 of the Code (it being understood and agreed that the Parties shall base such allocation on the relative fair market values of the assets as they may reasonably determine) and shall be set forth by in a written notice signed by each Party within one hundred eighty (180) days after the Closing. The Buyer and Sellers shall prepare and file their respective federal, state and local income Tax returns, together with a copy of Internal Revenue Service Form 8594, on a basis consistent with the foregoing allocations, and shall not take any tax reporting position inconsistent therewith.

(i) Buyer, A.T. Massey Sub, Buyer’s Sub 1 and the CRC Shareholders agree that an amount equal to the First Merger Consideration plus the First Merger Estimated Adjusted Working Capital plus the First Merger Post-Closing Adjustment shall be allocated pro-rata among CRC Shareholders in respect of their relative holdings of CRC Shares immediately prior to the First Merger Effective Date (the “CRC Equity Allocation”). Buyer, Buyer’s Sub 2 and the PRRC Shareholders agree that an amount equal to the Second Merger Consideration shall be allocated pro-rata among PRRC Shareholders in respect of their relative holdings of PRRC Shares immediately prior to the Second Merger Effective Date (the “PRRC Equity Allocation” and, collectively with the CRC Equity Allocation, the “Equity Allocations”). Buyer and Sellers agree that (i) they shall file all Tax Returns and forms consistent with such Equity Allocations, (ii) in the event that the IRS or any other Taxing Authority disputes any of the Equity Allocations, Sellers or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute, and shall cooperate in good faith in order to preserve the effectiveness of such Equity Allocation, and (iii) for all Tax purposes, Buyer, A.T. Massey Sub, Buyer’s Sub 1, Buyer’s Sub 2, the CRC Shareholders and the PRRC Shareholders shall report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement and the Equity Allocations.

(j) As of the Closing, all Tax sharing, Tax allocation or similar agreements between any of the Sellers or their Affiliates (other than the Companies), on the one hand, and any of the Companies, on the other hand, shall be terminated and, after the Closing, none of the Companies shall have further rights or obligations under any such agreements.

(k) After the Closing, Buyer and Sellers shall make available to the other, as reasonably requested, and to any Taxing Authority, all information, records or documents relating to the liability for Taxes or potential liability of the Companies for Taxes for all periods prior to or including the Closing Date and will preserve such information, records or documents until ninety (90) days after the expiration of any applicable statute of limitations or extensions thereof and thereafter shall notify the other party prior to the destruction of such records. In addition, after the Closing, Buyer shall make available to Sellers for the purpose of preparing all Income Tax Returns required to be filed by the Companies with respect to periods ending on or prior to the Closing Date with respect to which the Company was a subchapter S corporation or LLC taxed as a partnership or disregarded entity such staff members as may be reasonably required by Sellers in order to prepare and complete such Tax Returns. Buyer agrees that the staff members who have traditionally prepared such returns for the Companies will prepare drafts of such Tax Returns and submit them to Sellers for their review not less than 30 days prior to the filing due date for such Tax Returns. Sellers will review such Tax Returns and notify Buyer of any revisions, additions or changes to such Tax Returns not less than 15 days prior to the filing due date for such Tax Returns, and Buyer will cause the staff members to make Sellers’ revisions, additions or changes, if any, and, if such Tax Returns are required to be signed and filed by Sellers on behalf of the Companies, will provide completed Tax Returns ready for signature and filing by Sellers not less than 5 days prior to the filing due date for such Tax Returns, and Sellers will timely file such Tax Returns on behalf of the Companies. If such Tax Returns are required to be signed and filed by Buyer on behalf of the Companies, Buyer will timely sign and file such Tax Returns on behalf of the Companies with Sellers’ revisions, additions or changes, and will provide a copy of the signed Tax Returns to Sellers when and as filed.

(l) After the Closing, except as expressly provided in Section 11.4(k), Buyer shall not file any tax return, amendment or refund claim for any Tax accruing or payable before Closing that would increase the Tax liability of Sellers without the written consent of Sellers.

Section 11.5 Indemnification by Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2. From and after the Closing Date, Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 shall indemnify and hold harmless Sellers and their Affiliates and their respective Directors, managers, officers, employees, shareholders, members and agents (“Seller Indemnified Parties”) against and in respect of all Losses sustained or incurred by any Seller Indemnified Party, arising out of, in connection with or relating to (a) any breaches of Buyer, A.T. Massey Sub’s, Buyer’s Sub 1’s and Buyer’s Sub 2’s representations and warranties set forth in Sections 7.1(a) (Organization; Power), 7.1(b) (Authorization; Validity) and the sixth and seventh sentences of 7.10 (Authorized Shares) or (b) Buyer’s, A.T. Massey Sub’s, Buyer’s Sub 1’s and Buyer’s Sub 2’s covenants and agreements contained in this Agreement that by their terms contemplate performance after the Closing, including but not limited to those covenants and agreements set forth in Section 8.4 (Non-Solicitation, Confidentiality), Section 8.7 (Performance of Obligations; Further Assurances), Section 8.8 (Environmental and Mining Permits), Section 8.9 (Books and Records), Section 8.10 (Indemnification; Directors’ and Officers’ Insurance), this Article XI (Survival and Indemnification), Section 12.2 (Expenses), Section 12.11 (Governing Law; Submission to Jurisdiction; Selection of Forum) and Section 12.12 (Waiver of Jury Trial).

Section 11.6 Exclusive Remedy. (a) Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 acknowledge and agree that in the event the Closing occurs (i) absent actual fraud by Sellers or any of the former or current Directors and officers of the Companies, its sole remedy against Sellers and any of the former or current Directors and officers of the Companies for any matter arising out of the transactions contemplated by this Agreement is set forth in Sections 11.3 and 11.4 and (ii) except to the extent Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2 have asserted a claim for indemnification under Section 11.3 or 11.4, Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 shall have no remedy against any Seller or any of the former or current Directors and officers of the Companies for any breach of a representation or warranty contained in this Agreement, any certificate or other document delivered pursuant hereto, or for any failure by a Seller or any of the former or current Directors and officers of the Companies to perform or observe any term, provision, covenant or agreement on their part to be performed or observed after the Closing. Sellers, Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 agree that the purpose of this Section 11.6 is to make it clear that Sellers and the former or current Directors and officers of the Companies are to have no liability whatsoever to Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 except as set forth in Sections 11.3 and 11.4, and accordingly agree that this Section 11.6(a) is to be construed broadly. Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 acknowledge that this Section 11.6(a) has been negotiated fully by Buyer, A.T. Massey Sub, Buyer’s Sub 1, Buyer’s Sub 2 and Sellers and that Sellers would not have entered into this Agreement but for the inclusion of this Section 11.6. Buyer may, at its own cost and expense, seek to acquire insurance for some or all of the representations and warranties made by Sellers in Article VI hereof and Sellers agree to assist Buyer in connection therewith.

(b) Sellers acknowledge and agree that in the event the Closing occurs (i) absent actual fraud by Buyer, its sole remedy against Buyer, A.T. Massey Sub, Buyer’s Sub 1, Buyer’s Sub 2, the Companies or any other Affiliates, directors, officers, employees or representatives of Buyer and its Affiliates for any matter arising out of the transactions contemplated by this Agreement, is set forth in Section 11.5 and (ii) except to the extent Sellers have asserted a claim for indemnification under Section 11.5, Sellers shall have no remedy against Buyer, A.T. Massey Sub, Buyer’s Sub 1, Buyer’s Sub 2, the Companies or any other Affiliates, directors, officers, employees or representatives of Buyer and its Affiliates or for any breach of a representation or warranty contained in this Agreement, any certificate or other document delivered pursuant hereto, or for any failure by Buyer, A.T. Massey Sub, Buyer’s Sub 1, Buyer’s Sub 2, the Companies or any other Affiliates, directors, officers, employees or representatives of Buyer and its Affiliates to perform or observe any term, provision, covenant or agreement on their part to be performed or observed after the Closing. Sellers, Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 agree that the purpose of this Section 11.6(b) is to make it clear that Buyer, A.T. Massey Sub, Buyer’s Sub 1, Buyer’s Sub 2, the Companies or any other Affiliates, directors, officers, employees or representatives of Buyer and its Affiliates are to have no liability whatsoever to Sellers except as set forth in Section 11.5, and accordingly agree that this Section 11.6(b) is to be construed broadly. Sellers acknowledge that this Section 11.6(b) has been negotiated fully by Buyer, A.T. Massey Sub, Buyer’s Sub 1, Buyer’s Sub 2 and Sellers and that Buyer would not have entered into this Agreement but for the inclusion of this Section 11.6(b). Sellers may, at their own cost and expense, seek to acquire insurance for some or all of the representations and warranties made by Buyer in Article VII hereof and Buyer agrees to assist Sellers in connection therewith.

Section 11.7 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, no Party will be liable to any other Party, either in contract or in tort, for any consequential, indirect, special, lost profits or punitive damages, including loss of future revenue, income, or profits, or loss of business reputation or opportunity of the other Party, relating to the breach or alleged breach hereof or otherwise, whether or not the possibility of such damages has been disclosed to the other Party in advance or could have been reasonably foreseen by such other Party.

ARTICLE XII

Miscellaneous

Section 12.1 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Sellers. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.2 Expenses. Except as set forth in Schedule 12.2 or as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 12.3 Public Disclosure. (a) Each of Sellers and Buyer hereby agrees with the other Party or Parties that, except as may be required to comply with the requirements of applicable Law (following consultation with the other Parties if reasonably practicable), no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement or the Ancillary Agreements unless specifically approved in advance by Buyer and Sellers’ Agent acting on behalf of Sellers.

(b) Each Party shall maintain the confidentiality of the existence and terms of this Agreement, provided, that such Party may disclose this Agreement and its terms to its Directors, officers, employees, consultants or advisors of such Party who have a need to know such information. Notwithstanding the preceding sentence, either Party may, and may permit, disclosure of such confidential information (i) in response to any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process); (ii) if requested by a Governmental Entity; and (iii) to avoid violating the federal securities laws; provided, that such disclosing Party will, to the extent practicable, promptly notify the other Parties thereof and cooperate with the non-disclosing Parties at such non-disclosing Parties’ reasonable request and cost if the non-disclosing Parties should seek to obtain an order or agreement pursuant to which confidential treatment will be accorded to such information. The Parties, without prejudice to any rights to judicial relief they may otherwise have, shall be entitled to seek equitable relief, including an injunction, in the event of a threatened or actual breach of this Section 12.3(b) and no Party shall resist such application for relief on the basis that the other Party has an adequate remedy at law.

Section 12.4 Assignment. No Party, in any way, may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties. No Party may, in any way, delegate any performance under this Agreement without the other Parties’ prior written consent. Any purported assignment or transfer of any rights or any delegation of any performance in violation of this Section 12.4 shall be null and void ab initio. Notwithstanding the foregoing, Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 may assign this Agreement (or any of their rights hereunder) to any of their Affiliates without the prior written consent of Sellers; provided, however, that any such assignee shall become a party to this Agreement by executing a counterpart hereof and no such assignment shall relieve Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 of any of their obligations under this Agreement without the prior written consent of Sellers, provided, further, that Buyer, A.T. Massey Sub, Buyer’s Sub 1 and Buyer’s Sub 2 shall not assign this Agreement (or any of its rights hereunder) if the effect of such assignment would be to cause either the First Merger or the Second Merger not to qualify as a reorganization under Section 368 of the Code.

Section 12.5 Entire Agreement. This Agreement (including all Annexes, Schedules and Exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. The only conditions precedent to this Agreement’s effectiveness are those expressly stated in it.

Section 12.6 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement or the Ancillary Agreements, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 12.7 Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Other than with respect to Section 11.6, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer and Sellers or their successors and permitted assigns, any rights or remedies under or by reason of this Agreement. The Parties reserve the right and power to modify or terminate this Agreement without the consent of any other person who is not a party to this Agreement.

Section 12.8 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the Parties executing such counterpart, but all of which shall be considered one and the same instrument.

Section 12.9 Section Headings. The Section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 12.10 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if (i) in writing and (ii) if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile; provided, that the facsimile is promptly confirmed by written confirmation by registered mail thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

(a) if to any Seller, to:

c/o Cumberland Development Company LLC

650 Peter Jefferson Parkway

Suite 230

Charlottesville, Virginia

Attention:    Richard B. Gilliam

facsimile:     (434) 245-1152

with a copy to:

McGuireWoods LLP

One James Center

901 East Main Street

Richmond, Virginia 23219

Facsimile:    (804) 225-5344

Attention:     Clifford A. Cutchins, IV

PennStuart

208 East Main Street

Abingdon, Virginia, 24210

Facsimile:    (276) 628-5621

Attention:     Stephen M. Hodges

(b) if to Buyer, A.T. Massey Sub, Buyer’s Sub 1 or Buyer’s Sub 2, to:

Massey Energy Company

4 North 4th Street

Richmond, Virginia 23219

Facsimile:	(804) 788-1804
Attention:	Richard R. Grinnan
Vice President and Corporate Secretary

with a copy to:

Troutman Sanders LLP

1001 Haxall Point

Richmond, Virginia 23219

Facsimile:	804-697-1339
Attention:	David M. Carter
R. Mason Bayler, Jr.

Any notice given by mail shall be effective when received.

Section 12.11 Governing Law; Submission to Jurisdiction; Selection of Forum. THE LAWS OF THE COMMONWEALTH OF VIRGINIA (WITHOUT REGARD TO ANY JURISDICTION’S CONFLICT-OF-LAWS PRINCIPLES) EXCLUSIVELY GOVERN ALL MATTERS BASED UPON, ARISING OUT OF, OR RELATING IN ANY WAY TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ALL DISPUTES, CLAIMS, OR CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT AS WELL AS THE INTERPRETATION, CONSTRUCTION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF VIRGINIA OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE CIRCUIT COURT OF WASHINGTON COUNTY, VIRGINIA (THE “CHOSEN COURTS”). BUYER AND SELLERS HEREBY (I) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVE ANY OBJECTION, TO THE FULLEST EXTENT PERMITTED BY LAW, TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVE ANY OBJECTION, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 12.10 (NOTICES) OF THIS AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND (V) AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

Section 12.12 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Scheduled Exceptions and Documents.

(a) When a Schedule is referenced in a provision of this Agreement as setting forth information (including exceptions or exclusions) relevant to a representation, warranty, definition or statement made in such provision, the information (including exceptions or exclusions) set forth in such Schedule are exceptions and exclusions to such representation, warranty, definition or statement and such other representations, warranties, definitions and statements that it would be reasonably apparent to a reader, based on the statement or description included in a Schedule, that the information (including exceptions or exclusions) in such Schedule is relevant to such other representation, warranty, definition or statement.

(b) Certain of the representations and warranties set forth in this Agreement contemplated that there will be attached schedules setting forth information that might be “material” or have a “Material Adverse Effect” or might not be in the “Ordinary Course of Business.” The Sellers may, at their option, include in such schedules items or information that are not material or are not likely to have a Material Adverse Effect or are in the Ordinary Course of Business in order to avoid any misunderstanding, and any such inclusion shall not be deemed to be an acknowledgement or representation that such items are material or would have a Material Adverse Effect, to establish any standard of materiality, Material Adverse Effect or Ordinary Course of Business, or to define further the meaning of such terms for purposes of this Agreement.

Section 12.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof unless such invalidity or unenforceability, after taking into account the mitigation contemplated by the next sentence, deprives a Party of a material benefit contemplated by this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) subject to, in the case of the Restrictive Covenants, the provisions of Section 8.4(d), a suitable and equitable provision shall be substituted therefor in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 12.15 Representative. (a) Each of Sellers irrevocably appoints Sellers’ Agent, Richard B. Gilliam, as its agent and attorney-in-fact, to take any action required or permitted to be taken by Sellers under the terms of this Agreement, including, without limiting the generality of the foregoing, the giving and receipt of any notices to be delivered or received by or on behalf of Sellers and the right to waive any of the terms of this Agreement, and agree to be bound by any and all actions taken by Sellers’ Agent on behalf of Sellers.

(b) Buyer shall be entitled to rely exclusively upon any communications or writings given or executed by Sellers’ Agent and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by Sellers’ Agent when acting on behalf of Sellers. In the event of a replacement of a Sellers’ Agent, the Sellers’ Agent that is being replaced shall promptly notify Buyer of such change, and until such notification, the Sellers’ Agent that is being replaced shall be deemed to be Sellers’ Agent in any dealings with Buyer under this Agreement.

(c) When in this Agreement it is stated that certain actions will be taken or omitted to be taken or certain notices received by Sellers’ Agent acting on behalf of Sellers, then Sellers shall take or omit to take such action or receive such notice solely through or by Sellers’ Agent.

Section 12.16 Transfer Taxes. All excise, sales, use, transfer, documentary, filing and other similar Taxes, if any, that may be imposed or assessed as a direct result of Buyer’s acquisition of the LLC Interests or Equity Interests acquired or subscribed to pursuant to this Agreement (“Transfer Taxes”) shall be borne by Buyer.

Section 12.17 Construction. This Agreement and the Ancillary Agreements have been negotiated by the Parties and their respective counsel in good faith and will be fairly interpreted in accordance with their terms and without any strict construction in favor of or against any Party.

[Signature pages to follow.]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties as of the date first written above.

MASSEY ENERGY COMPANY

By:	/s/ Don L. Blankenship
Name:	Don L. Blankenship
Title:	Chairman and Chief Executive Officer

CUMBERLAND RESOURCES CORPORATION

By:	/s/ Richard B. Gilliam
Name:	Richard B. Gilliam
Title:	President

POWELL RIVER RESOURCES CORPORATION

By:	/s/ Richard B. Gilliam
Name:	Richard B. Gilliam
Title:	President

[Signatures continue on next page.]

/s/ Richard B. Gilliam
RICHARD B. GILLIAM

/s/ Marvin Gilliam, Jr.
MARVIN GILLIAM, JR.

/s/ C.E. Bolton, Jr.
C. E. BOLTON, JR.

Robert F. Stallard
ROBERT F. STALLARD

WESTWOOD TALL OAKS LLC

By:	/s/ Richard B. Gilliam
Name:	Richard B. Gilliam
Title:	Manager

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